Exhibit 99.2

Execution Copy

STOCK PURCHASE AGREEMENT

By and Among

MISSISSIPPI CHEMICAL CORPORATION,

MISSCHEM ACQUISITION INC.

And

TERRA INDUSTRIES INC.

Dated as of August 6, 2004

- i -

4.26.	Intellectual Property	28
4.27.	Permits	29
4.28.	Environmental and Safety Matters	29
4.29.	Employee Benefits	31
4.30.	Labor Matters	33
4.31.	Reports to the Securities and Exchange Commission	33
4.32.	Customers and Suppliers	34
4.33.	Refinancing of Senior Debt	34
4.34.	Disclosure	34
4.35.	Closing Date	34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		34
5.1.	Corporate Organization	34
5.2.	Authorization and Validity	35
5.3.	Capitalization	35
5.4.	Parent Stock	35
5.5.	No Conflict or Violation of Buyer	36
5.6.	No Conflict or Violation of Parent	36
5.7.	Consents, Approvals and Notifications	36
5.8.	Availability of Funds	36
5.9.	Reports to the Securities and Exchange Commission	36
5.10.	Closing Date	37
5.11.	Financial Statements	37
5.12.	Disclosure	37

ARTICLE 6 COVENANTS OF THE COMPANY		37
6.1.	Actions Before Closing	37
6.2.	Sale of Transferred Subsidiaries	37
6.3.	Company Indebtedness	37
6.4.	Conduct of Business Before the Closing Date	38
6.5.	Preservation of Business	38
6.6.	Maintenance of Owned Real Property	38
6.7.	FIRPTA Affidavit	38
6.8.	Leases	38
6.9.	Cooperation with Financing Sources	39
6.10.	Tax Matters	39
6.11.	Consents and Approvals	39
6.12.	Restrictions on Certain Actions	39
6.13.	Access to Properties and Records	40
6.14.	No Shop Provisions	41
6.15.	Information Requests	41
6.16.	Notification of Changes to Hedging Order	42
6.17.	Cooperation with Buyer Regarding Financial Information	42
6.18.	Standalone Transaction	42
6.19.	Non-Controlled Subsidiaries	42

- ii -

ARTICLE 7 COVENANTS OF BUYER AND PARENT		42
7.1.	Actions Before Closing	42
7.2.	Consents, Approvals and Notifications	43
7.3.	Delivery of Stock Payment and Cash Payment	43
7.4.	NYSE Listing	43
7.5.	Amendment to Revolving Credit Agreement	43
7.6.	Employees	43
7.7.	Financing	43
7.8.	Redemption	44

ARTICLE 8 BANKRUPTCY PROCEDURES		44
8.1.	Court Approval	44
8.2.	Disclosure Statement	44
8.3.	Cash Payment	44
8.4.	Parent Stock	44
8.5.	Confirmation Order	44
8.6.	Timetable	45
8.7.	Negative Covenants	45
8.8.	Unrelated Contracts	46
8.9.	Assumption and Rejection	46
8.10.	Capital Leases	46
8.11.	Mutual Efforts	46
8.12.	Rejected Claims and Recharacterized Leases	47

ARTICLE 9 REGULATORY MATTERS		47
9.1.	Filings	47
9.2.	Cooperation; Confidentiality Agreement	47

ARTICLE 10 CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES		48
10.1.	Conditions Precedent to Performance by the Company and Buyer	48
10.2.	Conditions Precedent to Performance by the Company	48
10.3.	Conditions Precedent to the Performance by Buyer and Parent	49
10.4.	Determining a Failure of Condition	50

ARTICLE 11 TERMINATION AND EFFECT OF TERMINATION		51
11.1.	Right of Termination	51
11.2.	Termination	51
11.3.	Effect of Failure of Conditions to Closing; Break-Up Fee	52

ARTICLE 12 MISCELLANEOUS		53
12.1.	Successors and Assigns	53
12.2.	Governing Law; Jurisdiction	54
12.3.	Indemnification	54
12.4.	Limitation on Indemnification	55
12.5.	Notification of Certain Matters	55
12.6.	Mutual Drafting	55
12.7.	Expenses	55
12.8.	Broker’s and Finder’s Fees	55
12.9.	Further Assurances	55

- iii -

12.10.	Severability	56
12.11.	Notices	56
12.12.	Amendments; Waivers	58
12.13.	Public Announcements	58
12.14.	Employee and Customer Announcements	58
12.15.	Entire Agreement	58
12.16.	Parties in Interest	58
12.17.	Headings	59
12.18.	Construction	59
12.19.	Counterparts	59

- iv -

EXHIBITS

Exhibit A	Form of Adjustment Escrow Agreement

Exhibit B	Form of Deposit Escrow Agreement

Exhibit C	Form of Holdback Escrow Agreement

Exhibit D	Parent Preferred Stock Term Sheet

Exhibit E	Plan Term Sheet

Exhibit F	Working Capital Rules

Exhibit G	Arbitration Procedures

Exhibit H	Form of Opinion of Counsel

Exhibit I	Form of Registration Rights Agreement

Exhibit J	Refinancing Commitment Letter (Standalone Transaction)

Exhibit K	Financing Commitment Letter (Parent/Buyer)

Exhibit L	Employees

Exhibit M	Timetable

DISCLOSURE SCHEDULE

Schedule 4.5	Brokers’ Fees

Schedule 4.7	Subsidiaries

Schedule 4.8	Scope of Business

Schedule 4.10	Governmental and Third Party Consents, Approvals and Notifications

Schedule 4.11	Insurance

Schedule 4.12	Employees

Schedule 4.13	Compliance with Law

Schedule 4.14	Litigation

Schedule 4.18	Absence of Undisclosed Liabilities

Schedule 4.20	Absence of Certain Developments

Schedule 4.21	Taxes

Schedule 4.22	Material Contracts

- v -

Schedule 4.23	Personal Property

Schedule 4.24	Derivative Instruments; Hedging Agreements

Schedule 4.25	Owned Real Property

Schedule 4.26	Intellectual Property

Schedule 4.27	Permits

Schedule 4.28	Environmental and Safety Matters

Schedule 4.29	Employee Benefits

Schedule 4.30	Labor Matters

Schedule 4.32	Customers and Suppliers

Schedule 5.5	No Conflict or Violation of Buyer

Schedule 5.7	Consents, Approvals and Notification (Buyer)

- vi -

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 6, 2004, is made by and among Mississippi Chemical Corporation, a Mississippi corporation (the “Company”), MissChem Acquisition Inc., a Delaware corporation (“Buyer”) and wholly-owned subsidiary of Parent, and Terra Industries Inc., a Maryland corporation (“Parent”). Capitalized terms used in this Agreement are defined or cross-referenced in Article 1.

BACKGROUND INFORMATION

WHEREAS, the Company and its Subsidiaries are engaged in the business of producing, marketing and distributing nitrogen-based products for agricultural and industrial end uses (the “Nitrogen Business”) and phosphate-based products for agricultural end uses;

WHEREAS, on May 15, 2003, the Company and nine of its direct and indirect subsidiaries (collectively, the “Debtors”) commenced cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Mississippi (the “Bankruptcy Court”), which cases are jointly administered under Joint Case Number 03-02984;

WHEREAS, the Company filed a plan of reorganization with the Bankruptcy Court on April 15, 2004 (the “Initial Plan”) which shall be supplanted by the Plan (as defined below);

WHEREAS, this Agreement, the Plan and the issuance and sale of Company Shares and the other transactions contemplated by the Plan and this Agreement will be presented for approval to the Bankruptcy Court as provided herein; and

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Certain Terms Defined. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated hereby and any offer or proposal made by Parent or any of its Affiliates, any offer or proposal for an Alternative Transaction.

“Adjustment Amount” means such amount of Parent Preferred Stock (valued on the basis of its liquidation preference) and, if necessary, such amount of Parent Common Stock with an aggregate value (using the Closing Share Price) as shall collectively equal $10,000,000, using the methodology provided in the definition of Holdback Amount.

“Adjustment Escrow Agent” means Wilmington Trust, the escrow agent under the Adjustment Escrow Agreement.

“Adjustment Escrow Agreement” means the escrow agreement by and among Buyer, Parent and the Adjustment Escrow Agent, substantially in the form of Exhibit A.

“Adjustment Factor” means an amount equal to the Closing Share Price divided by $6.25.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

“Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“ALEMBIC” means ALEMBIC, Inc., a Cayman Islands group captive insurance corporation.

“Alternative Transaction” means a transaction involving a sale of all or a substantial part of the Nitrogen Business, whether directly or indirectly, through a sale of equity (by merger, consolidation or otherwise), assets or claims to a party other than Buyer or any of its Affiliates or a plan of reorganization not involving Buyer or its Affiliates. For clarity, an Alternative Transaction shall not include (i) the Standalone Transaction or (ii) the sale of the stock or the assets of any Transferred Subsidiary or MPC.

“Available Cash” means the cash and cash equivalents of the Company and its Subsidiaries net of any overdrafts and amounts against which checks or other debts are outstanding and exclusive of any amounts held in reserve or escrow.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law or other Governmental action to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claims” shall mean all allowed claims, as that term is defined in Section 101(5) of the Bankruptcy Code, the holders of which are to receive under the Plan cash distributions on account of such claims, including, without limitation, Allowed Administrative Expense Claims, Allowed Wage Priority Claims, Allowed Employee Benefit Plan Priority Claims, Allowed Convenience Unsecured Claims, Allowed Other General Unsecured Claims, Allowed Tort Claims, Allowed Tax Priority Claims, Allowed Other Secured Claims, Allowed Replacement DIP Claims and Allowed Other Priority Claims, as such classes of claims are defined in the Company’s Disclosure Statement, dated April 15, 2004.

“Clayton Act” means title 15 of the United States Code §§12-27 and title 29 of the United States Code §§52-53, as amended.

“Closing Share Price” means the average of the closing prices per share of Parent Common Stock on the New York Stock Exchange for the thirty trading days ending the trading day before the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Hedging Agreement” means any agreement, swap, option, collar, forward contract or other arrangement designed to protect a Person against fluctuations in commodity prices.

“Company Creditors” means the creditors of the Debtors other than the holders of Senior Debt.

“Company Shares” means the common stock of the Company, par value $0.01 per share, to be issued to Buyer pursuant to this Agreement and the Plan.

“Confidentiality Agreement” means that certain confidentiality agreement by and between Parent and the Company, dated February 25, 2004.

“Confirmation Order” means the Order of the Bankruptcy Court confirming the Plan pursuant to Sections 1123, 1128 and 1129 of the Bankruptcy Code.

“Consent” means any consent, approval, authorization, qualification, waiver or notification of a Government or third party.

“Contract” means any written or oral contract, agreement, license, warranty, sublicense, lease, sublease, mortgage, instrument, guarantee, commitment, undertaking or other similar arrangement, whether express or implied.

“Credit Agreement” means the Term Loan, Revolving Credit, Guarantee and Security Agreement dated as of July 1, 2004 among the Company, the lenders party thereto and Citicorp North America, Inc., as Administrative Agent.

“Deposit Escrow Agreement” means the escrow agreement by and among Buyer, Parent, the Company and the Escrow Agent, substantially in the form of Exhibit B.

“Disputed Claims” means those claims against the Company which are disputed or are not otherwise allowed (but are not disallowed) on the Closing Date and are not otherwise “Claims.”

“Distributing Agent” means the agent appointed pursuant to the Plan to receive the consideration from Buyer and distribute the same to the Company Creditors.

“Employee Benefit Plan” means (i) any “employee benefit plan” (as such term is defined in ERISA §3(3)) and (ii) any other profit-sharing, deferred compensation, bonus, pension,

retirement, severance, health, welfare, incentive, or other employee benefit plan, Contract, commitment, program, policy, arrangement or practice, in each case maintained, sponsored or contributed or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability.

“Equity Interests” means (a) with respect to a corporation, the shares of its capital stock, and (b) with respect to a partnership, limited liability company, trust or similar Person, the units, interests or other forms of direct or indirect equity ownership or participation or in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity treated as a single employer with the Company or any of its Subsidiaries pursuant to Code §414.

“Escrow Agent” means the escrow agent under the Deposit Escrow Agreement.

“Government” means any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof, of the United States, any state or province thereof or any foreign government, including the employees and agents thereof or private entities authorized by such government authorities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holdback Amount” means shares of Parent Common Stock and Parent Preferred Stock with an aggregate value, based on liquidation preference for the Parent Preferred Stock and the Closing Share Price for the Parent Common Stock, equal to $10,000,000. The shares to be included in the Holdback Amount will be deducted from the initial delivery of the Purchase Price as follows: first, shares of Parent Preferred Stock based on their liquidation preference and second, to the extent the Holdback Amount has not been satisfied from the delivery of Parent Preferred Stock, from shares of Parent Common Stock, based on the Closing Share Price. Notwithstanding the above, the Holdback Amount shall not include any shares of Parent Common Stock delivered pursuant to Section 2.3(a)(ii)(A).

“Holdback Escrow Agent” means JPMorgan Chase, the escrow agent under the Holdback Escrow Agreement.

“Holdback Escrow Agreement” means the escrow agreement by and among Buyer, Parent, and the Holdback Escrow Agent, substantially in the form of Exhibit C.

“Holdback Period” means the period ending nine (9) months from the Closing Date.

“Improvements” means the buildings, improvements and structures now existing on the Owned Real Property or demised under the Real Estate Leases.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other instrument, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the Ordinary Course of Business), (iv) any contingent reimbursement obligations with respect to letters of credit, (v) any indebtedness of the type referred to in (i) through (iv) above or (vi) or (vii) below which is guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any capitalized lease obligations and (vii) any indebtedness secured by a Lien on a Person’s assets.

“Intellectual Property” means all copyrights, patents, service marks, trademarks, trade names, domain names, industrial models, trade secrets, mask work rights, any applications and registrations for any of the foregoing, and any other intellectual property rights.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of the Chief Executive, Chief Financial and Chief Operating Officers, the General Counsel and the Director of Finance and Taxes (as to Tax matters only) of the Company, after having made reasonable inquiry of their direct reports.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, charge, participation, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

“Material Adverse Effect” means any change or event that has had, or would reasonably be expected to have, a materially adverse effect on the assets, Liabilities, financial condition, operating results or operations of the Nitrogen Business, taken as a whole, or on the ability of the Company to consummate timely the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall not include any change or event relating to or resulting primarily from (A) general economic or market conditions, including fluctuations in the price or availability of the Company’s products or natural gas, electricity or raw materials used in the Company’s products, but not including economic or market conditions resulting primarily from war or terrorist activities or created by government action conducted after the date of this Agreement, (B) conditions affecting the industry in which Parent and the Company operate, other than industry conditions resulting primarily from war or terrorist activities or created by government action, in any case conducted after the date of this Agreement, (C) compliance with the terms of, or the taking of any action required by, this Agreement, (D) changes in or the conditions of financial markets, (E) the commencement or prosecution of the Chapter 11 Cases (including the effect thereof on the collectability of any of the Company’s, its Subsidiaries or its Non-Controlled Subsidiaries’ accounts receivable) or (F) this Agreement or the announcement thereof (whether or not having any impact on the trading price of the Parent Common Stock).

“MCC Unsecured Debt” means the debt of the Company other than Senior Debt.

“Meridian, MS Storage Facility” means that certain dry, bulk storage facility located in Meridian, Lauderdale County, Mississippi, owned by Mississippi Chemical Company, L.P.

“MPC” means Mississippi Phosphates Corporation.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“New Albany, MS Storage Facility” means that certain dry, bulk storage facility located in New Albany, Union County, Mississippi, owned by Mississippi Chemical Company, L.P.

“Non-Controlled Subsidiaries” mean Point Lisas, FMCL Limited Liability Company and Houston Ammonia Terminal, L.P.

“OCC” means the official committee of unsecured creditors appointed in the Chapter 11 Cases.

“Old MCC Equity” means the common stock of the Company to be cancelled pursuant to the Plan.

“Ordinary Course of Business” means the operation and conduct of the affairs of an enterprise in the ordinary course of business, consistent with past practice, taking into account its financial condition and, with respect to the Company, its Subsidiaries, its Non-Controlled Subsidiaries, the Transferred Subsidiaries and MPC, the commencement and prosecution of the Chapter 11 Cases.

“Owned Real Property” means all land, together with all Improvements located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights, owned by the Company or any of its Subsidiaries).

“Parent Preferred Stock” means preferred stock of Parent having the terms set forth in Exhibit D.

“Parent Common Stock” means the common stock of Parent, without par value, to be delivered as consideration under this Agreement.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Permits” mean any permit, Consent, approval, franchise, certificate of inspection or authority, variance, authorization or order, or any waiver of the foregoing, issued by any Government.

“Permitted Assignee” means any Subsidiary or Affiliate of Buyer or Parent.

“Permitted Liens” means:

(i) Tax Liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied, on the books and financial statements of the Company and its Subsidiaries;

(ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) purchase money security interests in any personal property acquired by the Company or any Subsidiary;

(iv) interests or title of a lessor under any lease permitted by this Agreement;

(v) mechanics’, materialmen’s or contractors’ Liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable;

(vi) easements, rights-of-way, restrictions and other similar encumbrances not materially interfering with the ordinary conduct of the Nitrogen Business of the Company or its Subsidiaries (as applicable) at the applicable real property or materially detracting from the value of the applicable real property of the Company or its Subsidiaries (as applicable);

(vii) Liens outstanding on the date hereof which secure Indebtedness and which are described in the schedules to this Agreement; and

(viii) Liens that are recorded or otherwise disclosed in the public record and the schedules to this Agreement (including those created in the Chapter 11 Cases) as of the date hereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

“Plan” means the Plan of Reorganization of the Debtors, including this Agreement as an exhibit, which shall provide for the following: (i) the cancellation of all issued and outstanding capital stock of the Company; (ii) the cancellation of all outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights or agreements with respect to the Company; (iii) the distribution of the Cash Payment and the issuance of the Stock Payment portion of the Purchase Price, consisting of shares of Parent Common Stock and Parent Preferred Stock issued pursuant to Section 1145 of the Bankruptcy Code, to the Company Creditors; (iv) the option (but not the obligation) of the Company Creditors to opt into the registration rights agreement attached as Exhibit I; (v) in the event the Closing shall not have occurred prior to the Standalone Opt Out Date, the Standalone Transaction; (vi) customary discharge, injunction and release provisions; and (vii) such other terms as are set forth in the term sheet attached hereto as Exhibit E.

“Post Closing Expenses” means up to $1,000,000 of reasonable and documented post Closing expenses of the OCC and its counsel, advisors and agents, including expenses incurred in connection with (i) the adjustments contemplated by Sections 2.4, 2.5 and 2.6 or the release of the Holdback Amount pursuant to Section 12.3, and (ii) settling or otherwise resolving any Disputed Claims.

“Pre-Confirmation Protections” means the provisions of this Agreement which are to be approved by the Bankruptcy Court, performed by the Company or Parent or Buyer and enforceable against Buyer, Parent and the Company, as applicable, prior to the entry of the Confirmation Order. The Pre-Confirmation Protections are set forth under Deposit (Section 2.2), the No Shop Provisions (Section 6.14), the Termination Provisions (Section 11.2) and the Effect of Termination (Section 11.3).

“Real Estate Leases” means all leasehold or subleasehold estates and other rights to use or occupy any land or Improvements or other interest in any real property held by the Company or any of its Subsidiaries.

“Reference Senior Debt Amount” means $160,000,000.

“Reference Working Capital Amount” means $80,000,000.

“Registered Intellectual Property” means any Intellectual Property registered with, or issued by, any Government, including any applications therefor.

“Regulatory Approvals” means (i) requisite approvals and/or notifications with respect to assignment and transfer of licenses or permits and new licenses and permits where required and (ii) any requisite approvals by state authority and/or notifications with respect to assignment and transfer of licenses or permits, in each case that are material to the conduct of the Nitrogen Business.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling Persons, agents, professionals, attorneys, accountants, investment bankers, Affiliates or representatives of any such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Senior Debt” means all amounts owed by the Company pursuant to the Credit Agreement and any refinancing thereof.

“Sherman Act” means title 15 of the United States Code §§1-7, as amended.

“Standalone Transaction” means the Company’s emergence from the Chapter 11 Cases following the Standalone Opt Out Date pursuant to the Plan and financed pursuant to the commitment letter attached as Exhibit J.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of the shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the Equity Interests at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity. Notwithstanding the foregoing, for all purposes relevant to this Agreement, the Non-Controlled Subsidiaries and Transferred Subsidiaries shall be deemed Subsidiaries of the Company and all references to the Company’s Subsidiaries shall be deemed to include such entities; provided, however, (a) that any representations and warranties regarding the Non-Controlled Subsidiaries and Transferred Subsidiaries shall be deemed to be made to the Company’s Knowledge and (b) with respect to the Transferred Subsidiaries, that any breach of the representations, warranties and covenants of this Agreement shall be deemed to have been made to only the extent such breach adversely affects the Nitrogen Business.

“Superior Proposal” means a bona fide written Acquisition Proposal that the board of directors of the Company concludes in good faith, after consultation with its financial advisor, (i) would provide greater benefits to the Company and its Subsidiaries, and as applicable, to the Company Creditors and stockholders, from a financial point of view as compared to the transactions contemplated hereby (including any alternative proposal offered by Parent or Buyer in response thereto), (ii) is with a Person that has or will have the necessary funds to consummate the proposed transaction or has or will have the necessary financing available to it with respect thereto and (iii) is reasonably capable of being completed. For clarity, a Superior Proposal shall not include the Standalone Transaction.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means any (A) federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever whether computed on a separate unitary or combined basis or in any other manner (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not; (B) liability of the Company or any Subsidiary for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company or any Subsidiary for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

“Transaction Expenses” means Buyer’s and Parent’s expenses, fees and disbursements reasonably incurred in connection with confirmation of the Chapter 11 Cases and the due diligence investigation, the preparation and negotiation of the documents and instruments executed in connection herewith, and the transactions contemplated hereby, including, subject to Section 11.3(g), all fees and expenses of any financing sources that Buyer is required to pay.

“Transferred Subsidiaries” means Eddy Potash, Inc., Mississippi Potash, Inc., MPC and Mississippi Chemical Company, L.P.

1.2. Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Antitrust Law	9.2
Arbitration Procedures	2.7(a)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Break-Up Fee	11.3(c)
Buyer	Preamble
Buyer Breach Termination Event	11.2(d)
Buyer Disclosure Schedule	Article 5
Cash Payment	2.3(a)(i)
Chapter 11 Cases	Recitals
Closing	3.1
Closing Date	3.1
Closing Senior Debt	2.6
Closing Working Capital	2.4
Company	Preamble
Company Breach Termination Event	11.2(c)
Debtors	Recitals
Deposit	2.2
Disclosure Schedule	Article 4
Disclosure Statement	8.2
Environmental and Safety Requirements	4.28(a)
Environmental Liability	4.28(a)
Environmental Lien	4.28(a)
Estimated Post Closing Expenses and Disputed Claims	2.3(b)
Estimated Stock Payment	2.3(b)

Term	Section
Exclusivity Period	8.7(c)
Financial Statements	4.15(a)
FIRPTA Affidavit	6.7
Hazardous Material	4.28(a)
Hedging Order	4.24
Initial Plan	Recitals
Latest Balance Sheet	4.15(a)
Latest Balance Sheet Date	4.15(a)
Law	4.4
Letter of Credit	2.2
Major Customers	4.32
Major Suppliers	4.32
Material Contracts	4.22(a)(xiv)
Net Debt	2.5
Nitrogen Business	Recitals
Order	4.4
Organizational Documents	4.4
Parent	Preamble
Parent Preferred Value	2.3(a)(ii)(C)
Point Lisas	2.5
Post-Closing Loss	12.3
Purchase Price	2.3
Release	4.28(a)
Standalone Opt Out Date	6.18
Standalone Transaction Notice	6.18
Stock Payment	2.3(a)(ii)
Termination Date	11.2(b)
Termination Date Event	11.2(b)
Termination Order	11.2(f)
U.S. GAAP	2.5
Verifier	2.7(a)
Working Capital Rules	2.4

ARTICLE 2

PURCHASE AND SALE OF THE COMPANY SHARES; CONSIDERATION

2.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, and pursuant to the Plan (in the form approved by the Bankruptcy Court), Buyer agrees to purchase from the Company, and the Company agrees to issue and sell to Buyer, 100 Company Shares, representing 100% of the Company’s outstanding capital stock after giving effect to the Plan and the transactions contemplated by this Agreement, for the consideration specified below in Section 2.3.

2.2. Deposit. Within two (2) Business Days after the entry of an Order by the Bankruptcy Court approving the Pre-Confirmation Protections, Buyer, Parent and the Company shall execute and deliver the Deposit Escrow Agreement, and Buyer shall deposit with the Escrow Agent an amount of cash equal to $7,500,000 (the “Deposit”) as an earnest money deposit for the transactions contemplated hereby. Subject to Section 11.3(a), the Deposit shall be held and disbursed pursuant to the terms of the Deposit Escrow Agreement. Interest on the Deposit shall accrue for Buyer’s account. In lieu of depositing such funds with the Escrow Agent, either in the first instance or as a replacement therefore, Buyer or Parent may deliver an irrevocable letter of credit in a form and issued by a bank reasonably acceptable to the Company and the OCC (a “Letter of Credit”) in a like amount to the Escrow Agent, and if such Letter of Credit is being issued in replacement of a Deposit previously made, the Escrow Agent shall immediately release the Deposit and all interest accrued thereon to Buyer without further action required by the Company.

2.3. Consideration.

(a) The aggregate consideration for the issuance and sale of the Company Shares shall, subject to adjustment pursuant to Section 2.4 (Working Capital Adjustment), Section 2.5 (Net Debt Adjustment) and Section 2.6 (Senior Debt Adjustment) of this Agreement consist of (the “Purchase Price”):

(i) a cash payment to be delivered on the Closing Date to the Company in an amount equal to the Closing Senior Debt less the Company’s Available Cash as of the Closing Date and less any portion of the debt under the Credit Agreement rolled over as contemplated by Parent and Buyer’s financing commitment attached hereto as Exhibit K (the “Cash Payment”), plus

(ii) a stock payment (the “Stock Payment”) to be made on the Closing Date in the manner described in paragraph (b) below, comprised of:

(A) 250,000 shares of Parent Common Stock to be distributed to holders of Old MCC Equity pursuant to the Plan,

(B) 14,750,000 shares of Parent Common Stock to be distributed to certain holders of MCC Unsecured Debt pursuant to the Plan, and

(C) shares of Parent Preferred Stock with a liquidation preference equal to the Parent Preferred Value; provided that the aggregate liquidation preference of such shares of Parent Preferred Stock issued pursuant to this clause (C) shall not be less than 5,250,000 multiplied by the Closing Share Price nor shall it be greater than 6,250,000 multiplied by the Closing Share Price. “Parent Preferred Value” means an amount equal to $120.2 million minus (1) 14,750,000 multiplied by the Closing Share Price, minus (2) (if positive) up to $10.2 million of cash proceeds realized from the sale of MPC in the manner contemplated by Section 10.3(c) plus (3) (if positive) up to $3.8 million of cash, working capital, below market contracts or other assets contributed to or liabilities assumed from MPC in advance of or in connection with the sale of MPC in the manner contemplated by Section 10.3(c); provided, that any such contribution of assets to or assumption of liabilities from MPC is reflected as a decrease in Closing Working Capital or an increase in Closing Senior Debt and the Stock Payment is adjusted accordingly pursuant to Sections 2.4 or 2.6 of this Agreement.

(iii) Any adjustments pursuant to Sections 2.4, 2.5 and 2.6, shall, in the case of an increase, be made in shares of Parent Preferred Stock, and in the case of a decrease, be allocated first to Parent Preferred Stock and second to Parent Common Stock. For purposes of delivering any increase or decrease in the number of shares of Parent Common Stock or Parent Preferred Stock, the value of shares of Parent Preferred Stock shall be based on their liquidation preference multiplied by the Adjustment Factor, and the value of shares of Parent Common Stock shall be based on a price per share of $6.25. No fractional shares of Parent Common Stock or Parent Preferred Stock shall be issued as consideration under this Agreement. Fractional shares will be paid in cash.

(b) Ten (10) Business Days before the Closing Date, the Company shall provide to Buyer a reasonable estimate of the ultimate amount of the Stock Payment after giving effect to the adjustments set forth below under Sections 2.4, 2.5 and 2.6, which estimate shall have been approved by the OCC prior to providing it to Buyer. Such amount is referred to herein as the “Estimated Stock Payment.” The sum of the Post Closing Expenses and the Disputed Claims used by the Company to calculate the Estimated Stock Payment is referred to herein as the “Estimated Post Closing Expenses and Disputed Claims”. On the Closing Date, Buyer shall deliver to the Distributing Agent for distribution to the Company Creditors in accordance with the Plan, the Estimated Stock Payment, less the Adjustment Amount and the Holdback Amount. Concurrently therewith, the Adjustment Amount shall be deposited with the Adjustment Escrow Agent in accordance with the Adjustment Escrow Agreement to cover any adjustments pursuant to Sections 2.4, 2.5 and 2.6 and shall be released in accordance with Section 2.7, and the Holdback Amount shall be deposited with the Holdback Escrow Agent in accordance with the Holdback Escrow Agreement to cover Buyer’s indemnification rights pursuant to Section 12.3 hereof and shall be released in accordance with Section 12.3.

2.4. Working Capital Adjustment. As promptly as practicable after the Closing, but no later than 45 days after the Closing Date, Buyer shall cause to be prepared and delivered to the OCC a statement of the calculation of Working Capital (as defined in the Working Capital Rules) as of the end of business on the Closing Date and giving effect to the transactions contemplated by this Agreement (“Closing Working Capital”), which statement shall be prepared in a manner consistent in all respects with the principles and rules set forth on Exhibit F attached hereto (the “Working Capital Rules”). Such calculation shall be subject to verification pursuant to Section 2.7(a). Buyer shall then compare the Closing Working Capital to the

Reference Working Capital Amount. If the Reference Working Capital Amount exceeds the amount of Closing Working Capital calculated in accordance with the Working Capital Rules, then the Stock Payment shall be reduced by such amount. If the Closing Working Capital is greater than the Reference Working Capital Amount, then the Stock Payment shall be increased by such amount.

2.5. Net Debt Adjustment. As promptly as practicable after the Closing, but no later than 45 days after the Closing Date, Buyer shall cause to be prepared and delivered to the OCC a statement of the calculation of Net Debt as of the end of business on the Closing Date. Such calculation shall be subject to verification pursuant to Section 2.7(a). If Net Debt is less than negative $1,800,000, then the Stock Payment shall be reduced by one hundred percent (100%) of the difference. If the Net Debt is greater than negative $1,800,000, then the Stock Payment shall be increased by an amount equal to sixty-five percent (65%) of the increase in Net Debt, provided that the Stock Payment shall be limited to an amount that, together with all other adjustments pursuant to Section 2.4 and Section 2.6, would result in the delivery of shares of Parent Common Stock, and Parent Preferred Stock issued pursuant to this Agreement and the Plan in an amount such that the number of (i) shares of Parent Common Stock, plus (ii) the aggregate liquidation preference of the Parent Preferred Stock divided by the Closing Share Price, is no greater than 21,000,000. “Net Debt” is an amount equal to fifty percent (50%) of (x) all current assets of Point Lisas Nitrogen Limited (“Point Lisas”) minus (y) all current liabilities of Point Lisas (other than, to avoid double-counting, Indebtedness) minus (z) all Indebtedness of Point Lisas, in each case calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), applied in a manner consistent with the financial statements of Point Lisas for the period ended on June 30, 2003 as previously provided to Parent.

2.6. Senior Debt Adjustment. As promptly as practicable after the Closing, but no later than 45 days after the Closing Date, Buyer shall cause to be prepared and delivered to the OCC a statement of the calculation of Closing Senior Debt as of the end of business on the Closing Date. There shall be added to such calculation of Closing Senior Debt an amount equal to the net cash proceeds (excluding any proceeds from the sale of Transferred Subsidiaries or the assets thereof) from the sale of any material capital asset of the Company made after the date of this Agreement and on or prior to the Closing Date, but only to the extent such proceeds result in a decrease in Senior Debt or an increase in the Closing Working Capital for purposes of Section 2.4 or this Section 2.6. The sum of such net cash proceeds (excluding any proceeds from the sale of Transferred Subsidiaries or the assets thereof) and the Closing Senior Debt is the “Adjusted Closing Senior Debt.” For avoidance of doubt, material capital assets shall not include any asset that would have been included in Closing Working Capital for purposes of Section 2.4 had such asset not been sold. Such calculation shall be subject to verification pursuant to Section 2.7(a). Buyer shall then compare the Adjusted Closing Senior Debt amount to the Reference Senior Debt Amount. If the Reference Senior Debt Amount exceeds the amount of Adjusted Closing Senior Debt, then the Stock Payment shall be increased by such amount. If the Adjusted Closing Senior Debt is greater than the Reference Senior Debt Amount, then the Stock Payment shall be reduced by such amount. “Closing Senior Debt” means all amounts owed by the Company with respect to the Senior Debt plus the Claims and the Estimated Post Closing Expenses and Disputed Claims.

2.7. Adjustments.

(a) If based on the calculations delivered by Buyer pursuant to Sections 2.4, 2.5 and 2.6, the Stock Payment exceeds the portion of the Stock Payment delivered to the Distributing Agent for distribution to the Company Creditors pursuant to Section 2.3(b), Buyer shall, within one (1) Business Day of delivering such calculations, deliver or cause the Adjustment Escrow Agent to deliver to the Distributing Agent for distribution to the Company Creditors such excess in Parent Common Stock or Parent Preferred Stock in accordance with Section 2.3(a)(iii). The calculations provided by Buyer pursuant to Sections 2.4, 2.5 or 2.6, shall be subject to the verification procedures by the OCC as described in this Section 2.7(a). Within 20 days after receipt thereof, the OCC may request a “Big Four” auditing firm selected by the OCC and reasonably acceptable to Buyer (the “Verifier”) to assess the accuracy of Buyer’s calculations. Parent and Buyer agree to provide the Verifier with all information and materials in its possession as shall be necessary in connection therewith. If the OCC agrees with Buyer’s calculations, the OCC does not request verification within 20 days of receiving Buyer’s calculations or the Verifier confirms Buyer’s calculations, Buyer’s calculations shall become final and the Parent Common Stock and Parent Preferred Stock, if any, held by the Adjustment Escrow Agent after making the distribution required by the first sentence of this Section 2.7(a) shall be distributed to Buyer. If the Verifier disagrees with any of Buyer’s calculations, the Verifier shall so notify the OCC and Buyer and the Verifier’s calculations shall, unless objected to by Buyer within 20 days of receipt by Buyer, become final. If Buyer objects to any portion of Verifier’s calculations, such portion of Verifier’s calculations shall be submitted to arbitration in accordance with the arbitration procedures set forth in Exhibit G (the “Arbitration Procedures”). Upon the Verifier’s calculations becoming final or the conclusion of an arbitration in accordance with this Section 2.7(a), Buyer shall deliver or cause the Adjustment Escrow Agent to deliver to the Distributing Agent for distribution to the Company Creditors Parent Common Stock or Parent Preferred Stock in accordance with Section 2.3(a)(iii) sufficient so that the sum of all payments made to the Distributing Agent in respect of the Stock Payment pursuant to Section 2.3(b) and this Section 2.7(a) equal to the final Stock Payment and the Parent Common Stock and Parent Preferred Stock, if any, held by the Adjustment Escrow Agent after making such payment shall be distributed to Buyer.

(b) Notwithstanding anything in this Agreement to the contrary, through the making of the Stock Payment, all references in this Agreement to and calculations of the Closing Share Price and the limitations on the number of shares of Parent Common Stock and Parent Preferred Stock specified in the calculation of the Stock Payment shall be appropriately adjusted so that the Company Creditors receive comparable value in the event the Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Parent’s capitalization.

(c) In no event shall the Purchase Price be increased if the total Post Closing Expenses and Disputed Claims exceeds the Estimated Post Closing Expenses and Disputed Claims. However, if the Estimated Post Closing Expenses and Disputed Claims

exceed the total Post Closing Expenses and Disputed Claims, the Company shall, at the direction of the OCC, pay the excess to the Distributing Agent for distribution to the Company Creditors in accordance with the Plan.

ARTICLE 3

CLOSING AND DELIVERIES

3.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Phelps Dunbar LLP, 111 East Capital, Suite 600, Jackson, Mississippi 39201, commencing at 10:00 a.m. local time on the effective date of the Plan, which shall be the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than effectiveness of the Plan and conditions with respect to actions the respective parties will take at the Closing itself) or such other date as Buyer and the Company may mutually determine (the “Closing Date”).

3.2. Company Deliveries. At the Closing, unless otherwise waived in writing by Buyer, the Company shall deliver or cause to be delivered to Buyer or its Permitted Assignee:

(a) a certificate for 100 Company Shares, representing 100% of the outstanding capital stock of the Company after giving effect to the Plan and the transactions contemplated by this Agreement;

(b) any Consent listed on Schedule 4.10 of the Disclosure Schedule;

(c) a certified copy of the Confirmation Order; and

(d) such other documents and instruments of transfer and conveyance, excluding any representations, warranties or covenants and otherwise reasonably requested by Buyer consistent with the terms of this Agreement and reasonably satisfactory in form and substance to Buyer.

3.3. Buyer’s and Parent’s Deliveries. At the Closing, unless otherwise waived in writing by the Company and the OCC:

(a) Parent shall make the Cash Payment by wire transfer of immediately available funds to accounts designated by the Company in writing in accordance with the Plan;

(b) Buyer shall deliver to the Company and the OCC certified resolutions of the board of directors of Buyer and Parent authorizing the execution, delivery and performance of this Agreement, including the issuance of Parent Common Stock and, to the extent necessary, Parent Preferred Stock;

(c) Buyer shall deliver to the OCC a counterpart signature page executed by Buyer, Parent and the Holdback Escrow Agent to the Holdback Escrow Agreement, which shall be in full force and effect as of the Closing;

(d) Buyer shall deliver to the Distributing Agent, the Adjustment Escrow Agent and the Holdback Escrow Agent, the Stock Payment in accordance with Section 2.3(b) and to the Company Creditors an opinion of counsel with regard to the matters set forth on Exhibit H;

(e) Buyer and Parent shall deliver a counterpart signature page to a registration rights agreement in the form attached as Exhibit I; and

(f) Buyer and Parent shall deliver such other documents and instruments of transfer and conveyance, excluding any representations, warranties or covenants and otherwise reasonably requested by the Company or the OCC consistent with the terms of this Agreement and reasonably satisfactory in form and substance to each.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows, except in all cases as disclosed in the disclosure schedule delivered by the Company to Buyer contemporaneous with the execution and delivery of this Agreement (the “Disclosure Schedule”):

4.1. Corporate Organization. The Company is duly organized, validly existing and in good standing under the laws of the state of Mississippi. The Company is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of the Company’s assets or properties or the conduct or nature of its Nitrogen Business makes such licensing, qualification or admission necessary. Subject to any necessary authority from the Bankruptcy Court, the Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its Nitrogen Business as now conducted.

4.2. Authorization and Validity. The Company has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which it is or will be a party to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated hereby to which any of them is or will be a party and the performance of the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and, subject to the approval of this Agreement by the Bankruptcy Court, no other proceedings on the part of the Company are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Company and subject to the approval of this Agreement by the Bankruptcy Court, and assuming the due execution and delivery by Buyer and Parent, constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

4.3. Capitalization. Upon the effectiveness of the Plan, all existing capital stock and any rights to acquire capital stock of the Company will be cancelled and the Company Shares issued to Buyer will constitute 100% of the issued and outstanding capital stock of the Company. When issued in accordance with this Agreement and the Plan, the Company Shares shall be duly authorized, validly issued, fully paid and non-assessable. There are no options, stock appreciation rights or other rights to acquire Company Shares granted by the Company other than pursuant to Employee Benefit Plans (all of which will be canceled in connection with the transactions contemplated by this Agreement), or, to the Company’s Knowledge, any voting trusts, proxies, or other agreements or understandings with respect to the acquisition, disposition or voting of the capital stock of the Company.

4.4. No Conflict or Violation. Subject to (a) the receipt of all Consents set forth on Schedule 4.10 of the Disclosure Schedule, (b) the Bankruptcy Court’s entry of the Confirmation Order and (c) the receipt of the Regulatory Approvals, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby to which it is or will be a party do not and will not (i) violate or conflict with any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) (collectively, the “Organizational Documents”) of the Company or any of its Subsidiaries, (ii) violate any provision of law, regulation, rule or other legally enforceable requirement of any applicable Government (other than any Environmental and Safety Requirements, which are covered by Section 4.28 hereof, a “Law”) or any order, judgment or decree of any court or Government (“Order”) applicable to the Company or any of its Subsidiaries, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract, or (iv) result in the imposition or creation of a Lien upon or with respect to the Company Shares.

4.5. Brokers’ Fees. Except as set forth in Schedule 4.5, neither the Company nor any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.6. Inventory. The inventory of the Company and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable, or in the case of non-finished goods inventory, suitable for its intended use and not obsolete, damaged or defective, in all material respects, subject only to the reserve for inventory writedown set forth on the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company and its Subsidiaries.

4.7. Subsidiaries and Non-Controlled Subsidiaries. Schedule 4.7 of the Disclosure Schedule sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation, (ii) with respect to any corporation, the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding Equity Interests of each class or type of its Equity Interests, the names of the holders thereof, and the number of Equity Interests held by each such holder, and (iv) the number of Equity Interests held in treasury. All of the issued and outstanding Equity Interests of each Subsidiary, and all of the issued and outstanding Equity Interests of each Non-Controlled Subsidiary owned by the Company or any Subsidiary, have been duly authorized and are validly issued, fully paid, and non-assessable. The Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding Equity Interests of each Subsidiary of the Company and the Equity Interests of each Non-Controlled Subsidiary as set forth on Schedule 4.7 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws and restrictions as set forth on Schedule 4.7 of the

Disclosure Schedule) and Liens, other than Permitted Liens. Other than this Agreement and the Contracts concerning the Senior Debt, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any Equity Interest in any of its Subsidiaries or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own Equity Interests. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any of the Equity Interests of the Subsidiaries or Equity Interests in the Non-Controlled Subsidiaries. Other than with respect to their interests in the Transferred Subsidiaries, the Non-Controlled Subsidiaries, Phosphate Chemicals Export Association, Inc., and ALEMBIC, neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company. Except as set forth in Schedule 4.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.8. Scope of Business. Except as set forth on Schedule 4.8 of the Disclosure Schedule, each of the Company and each of its Subsidiaries is not engaged in any material respect in any business other than the Nitrogen Business.

4.9. Transferred Assets. The assets and properties transferred or to be transferred in connection with the disposition of the Transferred Subsidiaries are not necessary to the continued operation of the Nitrogen Business consistent in all material respects with the operation of the Nitrogen Business as of the date of this Agreement.

4.10. Governmental and Third Party Consents, Approvals and Notifications. Schedule 4.10 of the Disclosure Schedule sets forth a true and complete list of each material Consent that is required in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby by the Company and its Subsidiaries of their respective obligations hereunder or thereunder.

4.11. Insurance. Schedule 4.11 of the Disclosure Schedule contains a description of each insurance policy maintained as of the date of this Agreement by the Company and its Subsidiaries with respect to its properties, assets and businesses, and, to the Company’s Knowledge, each insurance policy of the Company and its Subsidiaries is in full force and effect. Neither the Company nor any Subsidiary is in default with respect to its obligations under any insurance policy maintained by it, and neither the Company, nor any Subsidiary has been denied insurance coverage during the twelve-month period preceding the date of this Agreement. Except as set forth on Schedule 4.11 of the Disclosure Schedule, the Company and its Subsidiaries do not have any self-insurance or co-insurance programs, and, to the Company’s Knowledge, the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated Liabilities with respect to any such self-insurance or co-insurance programs.

4.12. Employees. Except as set forth on Schedule 4.12 of the Disclosure Schedule, the Company and each Subsidiary have complied in all material respects with all Laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes), and to the Knowledge of the Company, neither it nor any Subsidiary has any material labor relations problem (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). Except as set forth on Schedule 4.12 of the Disclosure Schedule, neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any of their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present business activities of the Company and its Subsidiaries, except for agreements between the Company and its present and former employees.

4.13. Compliance with Law. Except as set forth on Schedule 4.13 of the Disclosure Schedule, since March 31, 2004, the Company and its Subsidiaries have not received written notice of any violation of any Law reasonably likely to result in any material Liability to the Company and its Subsidiaries. The Company and its Subsidiaries are not in violation of any Law, or in default with respect to any Order, applicable to the Company or its Subsidiaries or any of their assets, properties or operations used thereby or material thereto, in any case reasonably likely to result in any material Liability to the Company and its Subsidiaries.

4.14. Litigation. Schedule 4.14 of the Disclosure Schedule sets forth each instance as of the date of this Agreement in which the Company or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, Order, decree, ruling, or charge or (ii) is a party or, to the Company’s Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, proof of claim, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. No actions, suits, proceedings, hearings, and investigations applicable to the Company or its Subsidiaries could reasonably be expected to result in any Material Adverse Effect.

4.15. Financial Statements.

(a) The Company has delivered or made available to Buyer copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2003 and 2002 and the related audited consolidated statements of income and of cash flows of the Company and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at March 31, 2004 and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the nine (9) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with U.S. GAAP consistently applied throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated.

For the purposes hereof, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2004 is referred to as the “Latest Balance Sheet” and March 31, 2004 is referred to as the “Latest Balance Sheet Date.”

(b) The Company has delivered or made available to Buyer copies of the (i) monthly financial review and (ii) monthly operating reports that the Debtors have filed with the Bankruptcy Court. Each such monthly operating report is, and each monthly operating report to be filed with the Bankruptcy Court will be, correct and complete in all material respects. Each monthly financial review to be delivered to Buyer pursuant to this Section 4.15 will be prepared in good faith consistent with past practice and based on the Company’s preliminary books and records.

4.16. Sales Practices; Receivables. Since the Latest Balance Sheet, the Company and its Subsidiaries have operated in the Ordinary Course of Business in all material respects. All notes and accounts receivable of the Company and its Subsidiaries (excluding amounts due from Transferred Subsidiaries) are reflected properly on their books and records, subject only to any reserve for bad debts on the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company and its Subsidiaries.

4.17. No Liabilities of the Company for Transferred Subsidiaries. As of the Closing Date, the Company and its Subsidiaries shall have no Liabilities or other obligations with respect to the Transferred Subsidiaries or the disposition thereof that will survive the effectiveness of the Plan, other than (i) any residual Liabilities pursuant to the Property Purchase Contract (Old Bank Building), dated March 11, 2004, between Mississippi Chemical Corporation and Steve and Denise Kaminski, the Asset Sale and Purchase Agreement (Mermentau Facility), dated February 6, 2004, by and between Mississippi Chemical Company, L.P. and Terral RiverService, Inc., and the Asset Purchase Agreement (Potash Business), dated November 26, 2003, by and among Mississippi Potash, Inc., Eddy Potash, Inc., Intrepid Mining NM LLC and HB Potash LLC as each of the same is in effect as of the date of this Agreement, and (ii) any Liabilities arising under the Contract to dispose of MPC; provided such Liabilities do not result in a failure of the condition specified in Section 10.3(c).

4.18. Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.18 of the Disclosure Schedule or as contemplated by Section 4.17, the Company and its Subsidiaries do not have any Liability arising out of transactions entered into at or prior to the Closing, or any action or inaction taken by them at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (i) Liabilities set forth on the face of the Latest Balance Sheet (excluding any notes thereto), (ii) Liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business, (iii) other Liabilities and obligations expressly disclosed in the other Disclosure Schedules to this Agreement, (iv) Liabilities owed to the Company Creditors, (v) the Senior Debt, (vi) the Liabilities described in Section 4.17, (vii) Liabilities of any Non-Controlled Subsidiary to the extent such Liabilities do not exceed any increase (inclusive of any increase set-off by such Liabilities) in the value of the Company’s equity interest in such Non-Controlled Subsidiary between the date of this Agreement and the Closing Date and (viii) other Liabilities that, individually or in the aggregate, will not have a Material Adverse Effect.

4.19. No Material Adverse Effect. Except as contemplated by this Agreement, since the Latest Balance Sheet Date through the date of this Agreement, there has not been any change, occurrence or circumstance that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.20. Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.20 of the Disclosure Schedule, since the Latest Balance Sheet Date, neither the Company nor any Subsidiary has:

(a) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

(b) borrowed any amount other than pursuant to the terms of the Senior Debt;

(c) declared or made any payment or distribution of cash or other property to its stockholders with respect to its Equity Interests or other equity securities or purchased or redeemed any Equity Interests or other equity securities (including, without limitation, any warrants, options or other rights to acquire its Equity Interests or other equity securities);

(d) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Liens arising with respect to the Senior Debt or for current property Taxes not yet due and payable;

(e) sold, assigned or transferred any of its material tangible assets, or canceled any debts or claims, except in the Ordinary Course of Business or with respect to the transfer of the assets of any Transferred Subsidiaries;

(f) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosed any proprietary confidential information to any Person;

(g) other than non-cash losses or asset writedowns or other impairments, suffered any extraordinary losses from events occurring on or after the Latest Balance Sheet Date or waived any rights of material value, whether or not in the Ordinary Course of Business or consistent with past practice;

(h) other than with regard to the Non-Controlled Subsidiaries, made capital expenditures or commitments therefor in excess of those amounts set forth on Schedule 4.20 of the Disclosure Schedule;

(i) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons in excess of $100,000 in the aggregate;

(j) made any charitable contributions or pledges in excess of $10,000 in the aggregate;

(k) suffered any damage, destruction or casualty loss exceeding $500,000 individually or $1,000,000 in the aggregate, whether or not covered by insurance;

(l) made any Investment in or taken steps to incorporate any Subsidiary; or

(m) conducted any business or transactions with any of the Transferred Subsidiaries or Non-Controlled Subsidiaries other than on an arm’s-length basis or made any loans or advances to the Transferred Subsidiaries or Non-Controlled Subsidiaries, guaranteed any obligations of the Transferred Subsidiaries or Non-Controlled Subsidiaries or transferred any assets to the Transferred Subsidiaries or Non-Controlled Subsidiaries.

4.21. Taxes.

(a) Except to the extent included in Closing Working Capital or Net Debt, after effectiveness of the Plan, there will be no material Liability for Taxes with respect to the Company and its Subsidiaries for the period prior to Closing, for this purpose, determined as if the taxable year of the Company ended on the effective date of the Plan for which Buyer will be liable, or to which any assets or property of the Company and its Subsidiaries will be subject;

(b) Except as set forth on Schedule 4.21 of the Disclosure Schedule:

(i) the Company and each Subsidiary have filed all Tax Returns which they are required to file under applicable Laws and regulations;

(ii) all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable Laws and regulations in all material respects;

(iii) the Company and each Subsidiary have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party;

(iv) neither the Company nor any Subsidiary has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

(v) the accrual for Taxes on the Latest Balance Sheet would be adequate to pay all Tax liabilities of the Company and its Subsidiaries if their current tax year were treated as ending on the date of the Latest Balance Sheet;

(vi) since the date of the Latest Balance Sheet, the Company and its Subsidiaries have not incurred any Liability for Taxes other than in the Ordinary Course of Business; the assessment of any additional Taxes for periods for which Tax Returns have been filed by the Company and each Subsidiary shall not exceed the recorded Liability therefor on the Latest Balance Sheet;

(vii) the U.S. federal income Tax Returns of the Company and its Subsidiaries have been closed for all tax years through June 30, 1999; and

(viii) (A) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company or any Subsidiary, (B) no information related to any pending or unresolved material Tax matters has been requested in writing by any foreign, federal, state or local taxing authority, (C) no written notice indicating an intent to open an audit or other review has been received by the Company or any Subsidiary from any foreign, federal, state or local taxing authority, and (D) the Company has not received any written notice of any material unresolved questions or claims concerning its or any Subsidiary’s Tax Liability other than any Claims.

(c) Neither the Company nor any Subsidiary is liable for the Taxes of another Person that is not a Subsidiary in a material amount under (a) Treas. Reg. §1.1502-6 (or comparable provisions of state, local or foreign Law), (b) as a transferee or successor, (c) by Contract or indemnity or (d) otherwise. Neither the Company nor any Subsidiary is a party to any tax sharing or tax allocation agreement. Neither the Company nor any Subsidiary has made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under §280G of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

(d) Neither the Company nor any Subsidiary of the Company which is a domestic corporation for U.S. federal income tax purposes has any permanent establishment in any foreign country as defined by the relevant tax treaty between the United States and such other country.

(e) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing under §481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in §7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (iii) installment sale made prior to the Closing.

(f) To the Company’s Knowledge, the Company’s and its Subsidiaries’ tax basis in their assets is accurately recorded in all material respects in the books and records of such Persons.

4.22. Material Contracts.

(a) With respect to the Company and its Subsidiaries, Schedule 4.22 of the Disclosure Schedule sets forth a complete and correct list, categorized to correspond to the subparagraphs of this Section 4.22(a), of each Contract that is in effect as of the date of this Agreement and related to the continued operation of the Nitrogen Business:

(i) that creates a right to lease, use or occupy real estate;

(ii) that is a lease or agreement under which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any real property, or material personal property (other than office equipment), owned or controlled by the Company or any Subsidiary;

(iii) that contemplates or involves the performance of services or sales of products by any of the Company or its Subsidiaries having a value in excess of $250,000 in the aggregate during the twelve (12) month period preceding the date of this Agreement, and which is not terminable by the Company or its Subsidiaries without material penalty or on not more than ninety (90) days’ prior notice;

(iv) that relates to the purchase or lease of personal property from any supplier or the furnishing of services to the Company or its Subsidiaries and involves payments in excess of $100,000 during the twelve (12) month period preceding the date of this Agreement or commitments for such purchase or lease following such period, other than (A) short-term purchase orders entered into in the Ordinary Course of Business, (B) those Contracts of the type subject to Section 4.22(a)(v) (without regard to amounts) or (C) Contracts for legal, accounting or other professional services approved by the Bankruptcy Court;

(v) other than for sales of product or the purchase of raw materials or inventory in the Ordinary Course of Business, pursuant to which the Company or its Subsidiaries received (or were entitled to receive) or paid (or were obligated to pay) more than $250,000 in the twelve (12) months preceding the date of this Agreement, other than Contracts for legal, accounting or other professional services approved by the Bankruptcy Court;

(vi) relating to, and evidences of, Indebtedness for borrowed money, any mortgage, pledge security agreement, or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset in excess of $50,000);

(vii) containing covenants of any of the Company or its Subsidiaries not to compete in any line of business or with any other Person in any geographical area;

(viii) that is an assignment, license, indemnification or agreement with respect to any material intangible property (including, without limitation, any material Intellectual Property rights);

(ix) is a material distribution or franchise agreement;

(x) other than those subject to Section 4.22(a)(xiii), that is a Contract, agreement or other arrangement with any officer, director, stockholder, or Affiliate, or any Affiliate of any officer, director, stockholder, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns more than one percent (1%) of the equity interest;

(xi) that is a collective bargaining agreement;

(xii) that is a settlement, conciliation or similar agreement entered into prior to the date of this Agreement pursuant to which the Company or any of its Subsidiaries will be required following execution of this Agreement to pay consideration in any form in excess of $100,000;

(xiii) that is between the Company or any Subsidiary, on the one hand, and any Transferred Subsidiary or Non-Controlled Subsidiary, on the other hand; or

(xiv) that is otherwise material to the Nitrogen Business (the “Material Contracts”).

(b) There are no Contracts that would constitute Material Contracts if related to the Nitrogen Business that are not so related and that will be binding on the Company as of Closing.

(c) Other than as set forth on Schedule 4.22 of the Disclosure Schedule, (i) each of the Company and its Subsidiaries have performed all material obligations required to be performed by it through the date of this Agreement under each Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, other than any breach or default that would not enable the counterparty to terminate such Material Contract or assess a material penalty or assessment against the Company following the Closing, and (ii) no party to any of the Material Contracts has commenced any action against the Company or its Subsidiaries or given any written notice of any material default or violation under any Material Contract that was not withdrawn or dismissed. Each of the Material Contracts is, or will be at Closing, valid, binding and in full force and effect against the Company and its Subsidiaries, except as otherwise set forth on Schedule 4.22 of the Disclosure Schedule or except to the extent a Material Contract will expire or is not renewed by the counterparty thereto in accordance with its terms.

(d) As of the date of this Agreement, the Company has no Knowledge of any material breach or anticipated material breach by the other parties to any Material

Contract. The Company has no Knowledge of any breach or anticipated breach by the other parties to any Material Contract reasonably likely to result in any Material Adverse Effect.

(e) Except as set forth on Schedule 4.22 of the Disclosure Schedule, neither the Company nor any Subsidiary has assigned any rights or obligations under any Material Contract to any other Person.

(f) To the Knowledge of the Company, Schedule 4.22 of the Disclosure Schedule also contains a complete list of all executory Contracts to which the Company or any of its Subsidiaries (other than the Non-Controlled Subsidiaries) are a party.

(g) True and correct copies of each Material Contract, together with all amendments, waivers or other changes thereto, have been made available to Parent.

4.23. Personal Property. The Company and its Subsidiaries have good title to all of the owned personal property and assets, tangible or intangible material to the Nitrogen Business, and such assets are owned clear of all Liens, except for: (i) Liens incurred in the Ordinary Course of Business; (ii) Permitted Liens; and (iii) Liens that shall be released pursuant to the Plan or otherwise at or prior to the Closing; provided, however, that the Company makes no representations or warranties in this Section 4.23 with respect to Owned Real Property and Intellectual Property, which are specifically addressed in Section 4.25 and Section 4.26, respectively. With respect to material leased personal properties and assets, the Company and its Subsidiaries possess and operate such property and assets pursuant to valid leases.

4.24. Derivative Instruments; Hedging Agreements. Schedule 4.24 of the Disclosure Schedule sets forth each Commodity Hedging Agreement as of the date of this Agreement to which the Company or any of its Subsidiaries is currently a party, including the notional amount, the counterparty, the expiration date and the market price of the commodity hedged as of the date of the Company entered into such Commodity Hedging Agreement that was entered into following the commencement of the Chapter 11 Cases was entered into in accordance with the October 20, 2003 and January 22, 2004 final orders and the July 21, 2004 interim order of the Bankruptcy Court (the “Hedging Order”). The Company has used its authority under the Hedging Order to hedge its commodity positions, to the extent possible thereunder, in accordance with its past practices. Each Commodity Hedging Agreement to which the Company or any of its Subsidiaries is currently a party was entered into in the Ordinary Course of Business and not for speculative purposes. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any counterparty to any Commodity Hedging Agreement to which the Company or any of its Subsidiaries is currently a party is in default under any such Commodity Hedging Agreement.

4.25. Real Property. The Company or one of its Subsidiaries is the owner of good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except for (i) the matters listed on Schedule 4.25 of the Disclosure Schedule; (ii) Permitted Liens; and (iii) Liens that shall be released pursuant to the Plan at or prior to the Closing. Except as set forth on Schedule 4.25 and with respect to the Permitted Liens, (i) neither the Company nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy any portion of such Owned Real Property and (ii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any portion of such Owned Real Property. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property. The Owned Real Property listed on Schedule 4.25 of the Disclosure Schedule constitutes all of the real property owned by the Company or its Subsidiaries. Subject to payment of any cure amounts set forth on Schedule 4.25, and except as set forth on Schedule 4.25 of the Disclosure Schedule: (i) all of the Real Estate Leases listed on Schedule 4.25 of the Disclosure Schedule constitute all of the real estate leases of the Company and its Subsidiaries and are all valid, existing, in full force and effect and binding upon the Company and its Subsidiaries and the other parties thereto in accordance with their terms; (ii) each of the Company and its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto, is in compliance with all material terms and requirements of each such Real Estate Lease, and all undisputed rent and other material sums and charges payable by the Company and its Subsidiaries as tenant or subtenant thereunder are current; (iii) all cure amounts necessary for Buyer to assume any leases set forth on Schedule 4.25 of the Disclosure Schedule shall have been made pursuant to Section 365 of the Bankruptcy Code on or prior to Closing; (iv) the Company’s good faith estimate of the approximate aggregate amount of such rent and other sums and charges so payable are as set forth in Schedule 4.25 opposite the applicable Real Estate Lease; (v) no security deposit or portion thereof deposited with respect to the Real Estate Leases (if any) has been applied in respect of a breach or default under such Real Estate Leases which has not been redeposited in full; (vi) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the real property demised by the Real Estate Leases; and (vii) other than to the lenders of the Senior Debt, neither the Company nor any Subsidiary has collaterally assigned or granted any other security interest in the Real Estate Leases. The Company has delivered to Buyer a true and complete copy of each Real Estate Lease (other than those of any Non-Controlled Subsidiaries). To the Company’s Knowledge, there is no pending proceeding to change or redefine the applicable legal requirements pertaining to zoning of any portion of the Owned Real Property. No proceeding seeking an increase or reduction in real estate Taxes imposed upon the Owned Real Property or the assessed valuation of the Owned Real Property or any portion thereof have been settled during the three (3) year period preceding the date of this Agreement or are currently pending. To the Company’s Knowledge, there is no pending imposition of any special or other assessments affecting the Owned Real Property or any portion thereof or any penalties or interest due with respect to real estate Taxes assessed against all or any portion of the Owned Real Property that are payable by the Company or its Subsidiaries or would result in a Lien against the Owned Real Property. None of the Company or its Subsidiaries has received written notice of, and to Company’s Knowledge, there is not any pending, threatened or contemplated action to change the zoning status of the Owned Real Property or eminent domain proceedings.

4.26. Intellectual Property.

(a) Schedule 4.26 of the Disclosure Schedule sets forth, as indicated therein, all of the material Registered Intellectual Property that is owned by the Company or its Subsidiaries. Except as set forth on Schedule 4.26 of the Disclosure Schedule, the Company or its Subsidiaries owns all right, title and interest in and to, the Registered Intellectual Property listed in Schedule 4.26, free and clear of all Liens, except for

(i) Permitted Liens and (ii) Liens that shall be released at or prior to the Closing. Except as set forth in Schedule 4.26 of the Disclosure Schedule, the Company or its Subsidiaries own or currently have a right to use all of the Intellectual Property that is necessary for conducting the Nitrogen Business in the Ordinary Course of Business.

(b) Except as set forth on Schedule 4.26 of the Disclosure Schedule, the conduct of the Nitrogen Business as currently conducted, whether by the Company or its Subsidiaries does not conflict with or infringe upon any Intellectual Property right of any third party.

(c) Except as set forth on Schedule 4.26 of the Disclosure Schedule, to the Company’s Knowledge, no third party is infringing on the Intellectual Property owned by the Company or any of its Subsidiaries.

4.27. Permits. Schedule 4.27 of the Disclosure Schedule sets forth a complete and correct list of all material Permits and all pending applications therefor obtained by the Company or its Subsidiaries in connection with the Nitrogen Business. As of the date of this Agreement, each such Permit is valid and in full force and effect, and is not subject to any pending or, to the Company’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect. The Permits are sufficient in all material respects to permit the continued lawful conduct of the Nitrogen Business in the manner now conducted.

4.28. Environmental and Safety Matters.

(a) For purposes of this Agreement, the term “Environmental and Safety Requirements” shall mean all applicable federal, state and local laws, statutes, rules, regulations, ordinances, Orders, other legally enforceable requirements, and rules of common Law of any Government, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release or cleanup of, or exposure to, any hazardous materials, substances or wastes); “Release” shall have the meaning set forth in CERCLA; “Environmental Lien” shall mean any Lien in favor of any Government, relating to any Environmental Liability of the Company or any Subsidiary arising under any Environmental and Safety Requirements; “Environmental Liability” shall mean any liability or obligation (contingent or otherwise and including without limitation any obligation or liability for damages, costs of environmental remediation, or penalties) resulting from or based upon: (i) violation of any Environmental and Safety Requirement; (ii) the use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, control or cleanup of, or exposure to, any Hazardous Materials; and (iii) any valid contract pursuant to which an obligation or liability is assumed by or imposed against the Company with respect to any of the foregoing the obligations under which have been assumed by the Company pursuant to the Plan as approved in the Confirmation Order; and “Hazardous Material” shall mean any material, substance, waste, or chemical regulated or subject to imposition of liability under any Environmental and Safety Requirement including, without limitation, any pollutants, contaminants, asbestos, petroleum products and by-products, polychlorinated biphenyls, and radiation.

(b) Except as set forth on Schedule 4.28 of the Disclosure Schedule and except for matters otherwise constituting breaches hereof that have been cured and otherwise resolved with the applicable Person:

(i) The Company and its Subsidiaries have been in compliance (except for any non-compliance that, together with any related enforcement or third party claims, has been resolved), and are in compliance in all material respects with all Environmental and Safety Requirements, and neither the Company nor its Subsidiaries have received any written notice or information regarding any material Environmental Liabilities or any material corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements and which in each event relate to the Company or its Subsidiaries, any Owned Real Property or any of their properties or facilities subject to a Real Estate Lease.

(ii) Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with (except for any non-compliance that, together with any related enforcement or third party claims, has been resolved), and are in compliance with, in all material respects, all material permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the continued lawful conduct of the Nitrogen Business in the manner now conducted. A list of all such material permits, licenses and other authorizations is set forth on Schedule 4.27 of the Disclosure Schedule.

(iii) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any material obligations on the Company and its Subsidiaries for site investigation or cleanup, or notification to or authorization of any Government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(iv) Neither the Company nor any of its Subsidiaries own or operate any underground storage tanks or surface impoundments at any Owned Real Property or property or facilities subject to a Real Estate Lease and, to the Knowledge of the Company, underground storage do not exist on such properties or facilities, except in material compliance with Environmental and Safety Requirements and otherwise in a condition that would not result in material Environmental Liabilities.

(v) Neither the Company nor any of its Subsidiaries has received written notification of the existence or alleged existence of, at any property or facility owned, occupied or operated by the Company or any of its Subsidiaries (other than in material compliance with Environmental and Safety Requirements and otherwise in a condition that would not result in material Environmental Liabilities:

(A) asbestos-containing materials in any form or condition; or

(B) materials or equipment containing polychlorinated biphenyls (other than pole-mounted, utility-owned transformers as to which the Company has made no investigation).

(vi) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries or predecessors has disposed of or arranged for the disposal of any Hazardous Materials, or occupied or operated any facility or property (and no such facility or property is contaminated with any Hazardous Materials) so as to give rise to material Environmental Liabilities.

(vii) Without limitation upon the foregoing, to the Company’s Knowledge, there are no facts, circumstances or reasons reasonably likely to give rise to a material Environmental Liability.

(viii) Neither the Company nor any of its Subsidiaries has, either expressly through written Contract or, to the Company’s Knowledge, by operation of Environmental and Safety Requirements, assumed or agreed to perform, any material Environmental Liability or any corrective, investigatory or remedial obligation in any material respect of any other Person relating to any Environmental and Safety Requirements that has not been performed, fulfilled or otherwise discharged.

(ix) No Environmental Lien has attached to any Owned Real Property or any property subject to a Real Estate Lease.

The provisions of this Section 4.28 are the exclusive representations and warranties of the Company and any Subsidiary with respect to the Environmental and Safety Requirements, Environmental Liens, Releases and Environmental Liabilities.

4.29. Employee Benefits. Set forth on Schedule 4.29 of the Disclosure Schedule is a complete and correct list of all Employee Benefit Plans. Except as set forth on Schedule 4.29 of the Disclosure Schedule:

(a) None of the Company, any of its Subsidiaries or any ERISA Affiliate contributes or has ever contributed to, has or has ever had any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan, and none of the Company, any of its Subsidiaries, or any ERISA Affiliate is bound by any contract or agreement or has any Liability described in ERISA §4204.

(b) Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and complies in form and in operation with all applicable requirements of ERISA, the Code and other applicable Laws, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the privacy regulations thereunder. The Company, its Subsidiaries, and each ERISA Affiliate have complied with the requirements of COBRA.

(c) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan. Each such Employee Benefit Plan has been timely amended to comply with the provisions of legislation commonly referred to as “GUST” and “EGTRRA” and has been submitted to the IRS for a determination or opinion letter that takes the GUST amendments into account within the applicable remedial amendment period specified by Code §401(b).

(d) No Liability under Title IV of ERISA has been or is expected to be incurred by the Company, any of its Subsidiaries, or any ERISA Affiliate. No notice of a “reportable event” (within the meaning of ERISA §4043) has been required to be filed for any Employee Benefit Plan and there exists no basis upon which the PBGC would demand termination of any Employee Benefit Plan or appointment of any trustee thereunder. All premiums due and payable to the PBGC with respect to any Employee Benefit Plan have been paid in full. The PBGC has not instituted proceedings to terminate any Employee Benefit Plan and there has been no event described in ERISA §4062(e) relating to any Employee Benefit Plan.

(e) With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. All premiums or other payments for all periods ending on or prior to the Closing Date have been paid or properly accrued with respect to each Employee Benefit Plan that is an employee welfare benefit plan (as defined in ERISA §3(1)). No Employee Benefit Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Code §412 or ERISA §302. None of the Company, any of its Subsidiaries, or any ERISA Affiliate has provided, or is required to provide, security to any Employee Benefit Plan pursuant to Code §401(a)(29).

(f) With respect to each Employee Benefit Plan, to the Company’s Knowledge, (i) there have been no non-exempt “prohibited transactions” (as defined in ERISA §406 and Code §4975), (ii) no “fiduciary” (as defined in ERISA §3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan and (iii) no action, investigation, suit, proceeding, hearing or claim with respect to the assets thereof (other than routine claims for benefits) is pending or threatened and there are no facts that could give rise to or could reasonably be expected to give rise to any such action, suit or claim.

(g) No Employee Benefit Plan provides and none of the Company, any of its Subsidiaries or any ERISA Affiliate provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants (or any of their spouses or dependents) of the Company, any of its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of employment or service other than: (i) coverage mandated by Law or (ii) death or retirement benefits under an “employee pension benefit plan” (as such term is defined under ERISA §3(2)) that is qualified under Code §401(a).

(h) Except as set forth on Schedule 4.29, there are no “key employee retention plans”, management incentive plans, severance agreements or Contracts with current or former employees, officers or directors that provide for payments that will become due to any current or former employee, officer or director in connection with the transactions contemplated hereby.

(i) With respect to each Employee Benefit Plan, the Company has made available to Buyer correct and complete copies of the following (as applicable): all plan and trust documents and any amendments thereto (including all related board resolutions); the most recent version of each summary plan description; the most recent determination letter received from the IRS; the annual report (Form 5500, with all applicable attachments) as filed for the most recent three (3) plan years; and copies of any insurance contracts, administrative service agreements, or funding arrangements.

4.30. Labor Matters. Except as set forth on Schedule 4.30, (i) there are no material controversies, suits, charges of unlawful harassment or discrimination, or complaints or allegations of unlawful harassment or discrimination pending or, threatened with respect to the Nitrogen Business; (ii) none of the employees of the Company or any Subsidiary is represented by any labor organization and the Company has no Knowledge of any current union organizing activities now or within the past three (3) years among the employees of any of the Company or any Subsidiary; (iii) no union claims to represent any of the employees of the Company or any of its Subsidiaries; (iv) there are no unfair labor practice complaints, material grievances, or arbitration proceedings pending or, to the Company’s Knowledge, threatened; and (v) there is no strike, slowdown, work stoppage or lockout pending, or, to the Company’s Knowledge threatened, by or with respect to any employees of the Company or its Subsidiaries. The Company has previously delivered to Buyer as of the date of this Agreement a list of the name, title, location, base salary, variable compensation and retention bonus of each employee of the Company or its Subsidiaries, other than any such employees in respect of whom a notice of termination of employment has been given or will be given by the Company.

4.31. Reports to the Securities and Exchange Commission. The Company’s annual report on Form 10-K for its three most recent fiscal years, and all other reports or documents required to be filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the filing of the most recent annual report on Form 10-K are publicly available. Such reports and filings, when made, did not contain any material misstatement of any material fact or omit to state any material fact necessary to make the statements set forth therein not misleading. The Company has made all filings with the Securities and Exchange Commission which it is required to make, and the Company has not received any request from the Securities and Exchange Commission to file any amendment or supplement to any of the reports described in this paragraph.

4.32. Customers and Suppliers. Schedule 4.32 of the Disclosure Schedule lists the ten (10) largest customers of the Company for each category of principal products (“Major Customers”) and the ten (10) largest suppliers of the Company (“Major Suppliers”), measured by dollar volume for the twelve (12) calendar months ended March 31, 2004, of the Nitrogen Business and the revenue derived from or payments made to each such customer or supplier in such twelve-month period. As of the date of this Agreement, except as set forth on Schedule 4.32 of the Disclosure Schedule, (i) neither the Company or any of its Subsidiaries is engaged in a material written dispute, or a material verbal dispute, with any of the Major Customers or Major Suppliers, and (ii) since January 1, 2004, no Major Customer or Major Supplier has proposed to the Company or any of its Subsidiaries in writing, any material modification or change in the business relationship with the Company or any of its Subsidiaries.

4.33. Refinancing of Senior Debt. The Company has received a commitment letter from a financing source for the purpose of financing the Standalone Transaction, a true copy of which is attached hereto as Exhibit J.

4.34. Disclosure. This Agreement and the exhibits and schedules hereto, taken as a whole, do not contain any untrue statement of a material fact about the Company or its Subsidiaries or omit a material fact necessary to make each statement contained herein or therein not misleading.

4.35. Closing Date. The representations and warranties of the Company contained in this Article 4 shall be true and correct in all material respects on the date of the Closing as though then made (other than those representations and warranties that address matters as of a particular date), except (i) as permitted under Article 6 or (ii) as affected by the transactions expressly contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby represent and warrant to the Company as follows, except in all cases as disclosed in the disclosure schedule delivered by Buyer to the Company contemporaneously with the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”):

5.1. Corporate Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Maryland. Each of Parent and Buyer is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of its assets or properties or the conduct or nature of its business makes such licensing, qualification, or admission necessary. Each of Parent and Buyer has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

5.2. Authorization and Validity. Buyer and Parent have all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and to carry out each of its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby (including the issuance on the Closing Date of the Parent Common Stock and the Parent Preferred Stock pursuant to Section 2.3, subject to the filing of the articles supplementary with the Maryland Secretary of State and the final determination of the number of shares to be issued and approval of such determination by the board). The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance of Buyer’s and Parent’s obligations hereunder and thereunder (including the issuance on the Closing Date of the Parent Common Stock and the Parent Preferred Stock pursuant to Section 2.3, subject to the filing of the articles supplementary with the Maryland Secretary of State and the final determination of the number of shares to be issued and approval of such determination by the board) have been duly authorized by all necessary corporate action by the board of directors of Buyer and Parent, and no other corporate proceedings on the part of Buyer or Parent are necessary to authorize such execution, delivery and performance (other than the filing of the articles supplementary with the Maryland Secretary of State and the final determination of the number of shares to be issued and approval of such determination by the board and the issuance of Parent Common Stock in connection with the redemption of the Parent Preferred Stock). This Agreement has been duly executed by Buyer and Parent and, assuming due execution by the Company, constitutes their valid and binding obligation, enforceable against each of them in accordance with its terms.

5.3. Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 133,500,000 shares of Parent Common Stock. As of the date of this Agreement, (i) 75,623,647 shares of Parent Common Stock are issued and outstanding. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which Parent’s stockholders may vote are issued or outstanding. Except as set forth above, as of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of Parent; (ii) no securities of Parent convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of Parent; and (iii) to Parent’s or Buyer’s knowledge, other than options issued under Parent’s benefit plans to acquire 806,449 shares of Parent Common Stock and warrants to issue 4,000,000 shares of Parent Common Stock to be issued to the lenders providing financing for this transaction, no options, warrants, calls, rights, commitments or agreements to which Parent is a party or by which it is bound, in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired shares of capital stock or other voting securities of Parent, or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment, or agreement.

5.4. Parent Stock. All of the of the Parent Common Stock and Parent Preferred Stock issued pursuant to this Agreement have been duly authorized and, when so issued, validly issued, fully paid and non-assessable and free of any Liens or preemptive or other similar rights. No approval or consent of the holders of any security of Parent is required for the issuance on the Closing Date of the Parent Common Stock or, if applicable, Parent Preferred Stock pursuant to Section 2.3.

5.5. No Conflict or Violation of Buyer. Except as set forth on Schedule 5.5 of the Buyer Disclosure Schedule, the execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby (including the issuance on the Closing Date of the Parent Common Stock and the Parent Preferred Stock pursuant to Section 2.3) do not and will not violate or conflict with any provision of the Organizational Documents of Buyer and do not and will not violate any provision of Law, or any Order applicable to Buyer, nor will they result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contract to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

5.6. No Conflict or Violation of Parent. Except as contemplated by Section 10.3(f), the execution, delivery and performance by Parent of this Agreement and the other agreements contemplated hereby (including the issuance on the Closing Date of the Parent Common Stock and the Parent Preferred Stock pursuant to Section 2.3) does not and will not violate or conflict with any provision of the Organizational Documents of Parent and do not and will not violate any provision of Law, or any Order applicable to Parent, nor will they result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contract to which Parent is a party or by which it is bound or to which any of its properties or assets is subject.

5.7. Consents, Approvals and Notifications. Except as set forth on Schedule 5.7 of the Buyer Disclosure Schedule, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby (including the issuance on the Closing Date of the Parent Common Stock and the Parent Preferred Stock pursuant to Section 2.3) and the operation of the Nitrogen Business by Buyer as it is constituted as of the Closing Date by Buyer do not require the Consent of, or filing with or notification of, any Government or any other Person except: (a) as required under any Antitrust Law; (b) for entry of the Confirmation Order by the Bankruptcy Court; or (c) for such Consents and filings, the failure to obtain or make would not be reasonably be expected to be material and adverse to Buyer’s ability to consummate the transactions contemplated hereby.

5.8. Availability of Funds. Buyer and Parent have received a commitment letter from a financing source, the terms of which are attached hereto as Exhibit K, pursuant to which they expect to have sufficient funds available for Buyer to make the Cash Payment on the Closing Date.

5.9. Reports to the Securities and Exchange Commission. Parent’s annual report on Form 10-K for its three most recent fiscal years and all other reports or documents required to be filed by Parent pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the filing of the most recent annual report on Form 10-K are publicly available. Such reports and filings, when made, did not contain any misstatement of any material fact or omit to state any fact necessary to make the statements set forth therein not misleading. Parent has made all filings with the Securities and Exchange Commission which it is required to make, and Parent has not received any request from the Securities and Exchange Commission to file any amendment or supplement to any of the reports described in this paragraph.

5.10. Closing Date. The representations and warranties of Buyer and Parent contained in this Article 5 shall be true and correct in all material respects on the date of the Closing as though then made (other than those representations and warranties that address matters as of a particular date), except as affected by the transactions expressly contemplated by this Agreement.

5.11. Financial Statements. Parent has delivered to the Company copies of (1) the audited consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2003 and 2002 and the related audited consolidated statements of income and of cash flows of Parent and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheets of Parent and its Subsidiaries as at March 31, 2004 and the related consolidated statements of income and cash flows of Parent and its Subsidiaries for the three (3) month period then ended. Each of such financial statements has been prepared in accordance with U.S. GAAP consistently applied throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent and its Subsidiaries as at the dates and for the periods indicated. Since March 31, 2004, none of Parent or its Subsidiaries has incurred any material Liability other than those incurred in the Ordinary Course of Business.

5.12. Disclosure. This Agreement and the exhibits and schedules hereto, taken as a whole, do not contain any untrue statement of a material fact about Parent or Buyer or omit a material fact necessary to make each statement contained herein or therein not misleading.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company hereby covenants to Buyer and Parent as follows, except to the extent Sections 6.1 through 6.18 (and not, for clarity, Section 6.19) pertain to the Non-Controlled Subsidiaries, as to which such sections shall have no effect:

6.1. Actions Before Closing. The Company shall use commercially reasonable efforts to perform and satisfy all conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by the Company under this Agreement.

6.2. Sale of Transferred Subsidiaries. The Company shall use commercially reasonable efforts to sell (through a stock or asset sale), liquidate under a bankruptcy plan or otherwise cancel or dispose of 100% of the capital stock of the Transferred Subsidiaries on or prior to the Closing Date in a manner (a) as to the Transferred Subsidiaries other than MPC, reasonably satisfactory to Buyer and (b) as to MPC, in a manner consistent with Section 10.3(c).

6.3. Company Indebtedness. Prior to the Closing Date, the Company and its Subsidiaries shall not incur any Indebtedness other than under the Senior Debt.

6.4. Conduct of Business Before the Closing Date. Without the prior written consent of Buyer or the authorization of the Bankruptcy Court, after notice and a hearing, between the date hereof and the Closing Date, the Company and its Subsidiaries shall not, except as required or expressly permitted pursuant to the terms hereof or as set forth in the Disclosure Schedules, (i) make any material change in the Nitrogen Business, or enter into any material transaction, in each case other than in the Ordinary Course of Business (except the disposition of any Transferred Subsidiary) or (ii) take any action that would make the representations or warranties of the Company and its Subsidiaries inaccurate as of the Closing Date in a manner that would result in a failure of the condition set forth in Section 10.3(a). Without limitation of the foregoing, except as may be required by the Bankruptcy Court, from the date hereof until the Closing, the Company shall conduct the Nitrogen Business, and cause its Subsidiaries to conduct the Nitrogen Business, in substantially the same manner as conducted on the date of this Agreement. Also without limitation of the foregoing, whether or not it has historically done so, except as set forth in the Disclosure Schedules, the Company shall conduct all business and transactions with any of the Transferred Subsidiaries on an arm’s length basis and shall not, without the prior written consent of Buyer or the authorization of the Bankruptcy Court, after notice and a hearing, between the date hereof and the Closing Date, make any loans or advances to the Transferred Subsidiaries, guarantee or otherwise become liable for any obligations of the Transferred Subsidiaries or transfer any assets to the Transferred Subsidiaries (in either case, except to the extent permitted by Section 10.3(c)) other than sales of raw materials or products or short-term extensions of credit in the Ordinary Course of Business, or funding environmental remediation obligations of Mississippi Potash, Inc., with respect to Laguna Toston as approved by the Bankruptcy Court, and of Mississippi Chemical Company, L.P. with respect to its Eufaula, Alabama, nitrogen solutions release.

6.5. Preservation of Business. The Company and its Subsidiaries shall use commercially reasonable efforts to keep the Nitrogen Business and related properties (including personal property and all other assets used with respect to the Nitrogen Business) substantially intact, including its present operations, physical facilities, working conditions, insurance policies (or reasonable alternatives), and relationships with lessors, licensors, suppliers, customers and employees.

6.6. Maintenance of Owned Real Property. The Company and each of its Subsidiaries shall use commercially reasonable efforts to maintain the Owned Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new Improvements on the Owned Real Property or any portion thereof, other than in the Ordinary Course of Business, without the prior written consent of Buyer.

6.7. FIRPTA Affidavit. At or prior to the Closing Date, the Company shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code so that Buyer is exempt from withholding any portion of the Purchase Price thereunder (the “FIRPTA Affidavit”).

6.8. Leases. The Company will not, and will not cause or permit any Subsidiary to, amend, modify, extend, renew or terminate any Real Estate Lease other than renewals for periods of twelve (12) months or less, nor shall the Company or its Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer.

6.9. Cooperation with Financing Sources. From and after the date hereof, the Company will cooperate with Buyer’s and Parent’s financing sources for the purpose of consummating the transactions contemplated hereunder. The Company shall provide such financing sources on a timely basis with such information, including financial statements, accounting records and detailed data relating to the Company, its Subsidiaries and the Nitrogen Business, as such financing sources may reasonably request in connection with the financing of the transactions contemplated hereunder.

6.10. Tax Matters. Without the prior written consent of Buyer or except as required by applicable Law or as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, Consent or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

6.11. Consents and Approvals. The Company shall use commercially reasonable efforts to obtain all necessary material Consents required to be obtained by the Company in connection with the execution, delivery and performance by them of this Agreement.

6.12. Restrictions on Certain Actions. Prior to the Closing Date, the Company shall not, and shall not permit any Subsidiary, without the prior written consent of Buyer, to:

(a) assign, transfer, grant, create, incur or assume any Lien that will not be discharged pursuant to the Plan;

(b) except with respect to the Transferred Subsidiaries or as otherwise specifically contemplated in this Agreement, sell, transfer or liquidate any assets unless such sale, transfer or liquidation is in the Ordinary Course of Business or is otherwise permitted under Section 6.4 of the Credit Agreement;

(c) amend its Organizational Documents;

(d) (i) split, combine or reclassify any shares of its capital stock or any other securities or equity equivalents; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or any other securities or equity equivalents; (iii) repurchase, redeem or otherwise acquire any of its securities; (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization; or (iv) repay intercompany Indebtedness owed to Affiliates except in payment of services rendered;

(e) except as may be required by applicable Laws or as permitted by subjection (j) below, enter into, adopt or make any material amendments to or terminate any collective bargaining agreement, bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee;

(f) fail to make capital expenditures in the Ordinary Course of Business;

(g) enter into, assume, amend, modify, cancel, waive, assign any rights or obligations under or otherwise change in any respect any Material Contract other than in the Ordinary Course of Business;

(h) enter into any Contract with any Person (including an Affiliate), other than Contracts entered into in the Ordinary Course of Business, involving more than $50,000 per Contract or series of related Contracts;

(i) change accounting principles or practices used by it, except for any change required by U.S. GAAP, or write-down the value of any assets, revalue any asset or write-off as uncollectible any receivables except in the Ordinary Course of Business or as required by U.S. GAAP;

(j) increase any compensation (including salary, bonuses, benefits and other forms of current and deferred compensation) payable to any officer, director or employee or group of officers, directors or employees, other than (A) annual salary increases or bonuses made in the Ordinary Course of Business, but in no event greater than 5% over the prior year’s salary and bonus for any one individual or (B) increases in compensation of any employee reasonably determined by the Company as necessary for the continued and unimpaired operation of the Nitrogen Business; provided, however, that the aggregate increases in employee compensation pursuant to (B) shall not exceed $100,000 in the aggregate; or

(k) settle any matter whereby the Company or any of its Subsidiaries will be required to pay consideration in any form in excess of $100,000 over any insurance proceeds received by or due to the Company or any of its Subsidiaries with respect to such matter.

6.13. Access to Properties and Records. The Company shall afford to Parent, Buyer, Buyer’s financing sources and to the accountants, counsel and representatives of Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 11) to all management, books and records of the Company and its Subsidiaries (to the extent permitted under Law). The Company shall permit Parent, Buyer and Buyer’s financing sources, reasonable access, accompanied by the Company management, to the customers and suppliers of the Company and its Subsidiaries throughout the period prior to the Closing Date.

6.14. No Shop Provisions. Immediately upon the execution and delivery of this Agreement, the Company will cease and cause its Subsidiaries and its and their officers, directors, advisors, agents and representatives to cease any and all existing activities, discussions or negotiations with any parties with respect to the sale of the Nitrogen Business or any part of the Nitrogen Business in any form of transfer or the sale in any manner of the capital stock of the Company or any of its Subsidiaries. The Company and its Subsidiaries shall not, nor shall they permit any officer, director, advisor, agent or representative to solicit, initiate or participate in any discussions or negotiations with any Person relating to any Alternative Transaction or enter into any binding or non-binding agreement or letter of intent with respect to an Alternative Transaction; provided that, in each case, if and to the extent that the board of directors of the Company concludes, prior to the effectiveness of the Plan, in good faith, after consultation with the Company’s legal counsel, that an Acquisition Proposal is, or is reasonably likely to lead to the delivery of a, Superior Proposal and that the failure to engage in such discussions or negotiations, provide such information or access, enter into any letter of intent or agreement related to any Acquisition Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors of the Company under applicable law, then the Company may, pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to the proponent of the Acquisition Proposal than those in the Confidentiality Agreement, participate in discussions or negotiations regarding such Acquisition Proposal, provide non-public information with respect to the Company, afford access to the properties, books or records of the Company and its Subsidiaries or enter into any letter of intent or agreement related to any Acquisition Proposal. In each case, the Company agrees that it will notify Parent and Buyer promptly (but no later than 24 hours) if, to the Knowledge of the Company, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with the Company or its officers, directors, employees, advisors, representatives or agents. Upon its receipt thereof, the Company shall promptly provide Parent and Buyer with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof, and shall promptly advise Parent and Buyer of any material modification or proposed modification thereto, and shall keep Parent and Buyer informed, on a reasonably current basis, of the status and terms of any such proposal or offers and the status of any such discussions or negotiations. The Company will give Buyer and Parent reasonable opportunity to submit a competing bid to any Acquisition Proposal, and in any event, will not accept any Superior Proposal without giving Buyer and Parent two (2) Business Days prior notice. The Company shall not permit any potential bidder other than Buyer to have access to the customers of the Nitrogen Business. The restrictions contained in this Section 6.14 shall terminate thirty (30) days after the earlier of the date (i) Buyer’s financing sources have advised Buyer or Parent of their intention not to fund the transactions contemplated hereunder and (ii) if the Buyer’s financing commitment as contemplated in Exhibit K is terminated.

6.15. Information Requests. From and after the date hereof and ending on the Closing Date and subject to applicable Law, the Company will use its reasonable efforts to provide Buyer on a timely basis with such information, including lists of assets, Liabilities, accounting records and detailed operational data relating to the Nitrogen Business as Buyer may reasonably request in connection with its planning for the post-Closing operation of the Nitrogen Business.

6.16. Notification of Changes to Hedging Order. The Company shall notify Buyer of changes to the Hedging Order.

6.17. Cooperation with Buyer Regarding Financial Information. The Company agrees to assist, and cause its auditors to assist, Parent and Buyer in the preparation of any financial information required to be provided by Parent to the Securities and Exchange Commission in connection with the transactions contemplated hereby, including providing audited and unaudited financial statements for the periods prior to Closing to the extent required by Section 10.3(h) and deliver or make available to Buyer unaudited balance sheets of the Nitrogen Business (for clarity, excluding the Transferred Subsidiaries) as of June 30, 2002 and 2003 and March 31, 2004 and statements of operations and cash flows for the fiscal periods then ended. Each such financial statement shall be prepared in accordance with U.S. GAAP consistently applied throughout the periods presented and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Nitrogen Business as of the dates and for the periods presented.

6.18. Standalone Transaction. From and after the later of (i) the date that is 120 days following the date of this Agreement and (ii) 30 days following the entry of the Confirmation Order, and if no Order staying, reversing, modifying or amending the Confirmation Order shall be in effect and any applicable period to appeal such Confirmation Order shall have expired (the “Standalone Opt Out Date”), the Company may, following written notice to Buyer (a “Standalone Transaction Notice”), close the Standalone Transaction and take any and all actions necessary or incidental thereto, and no such action shall be deemed to breach any representation, warranty or covenant of the Company hereunder. Prior to such date, the Company may take reasonable steps, not to include the transfer of any material assets, the expenditure of material funds or the incurrence of a material disruption to the Nitrogen Business, to prepare for the Standalone Transaction and the financing thereof.

6.19. Non-Controlled Subsidiaries. The Company and its Subsidiaries (other than the Non-Controlled Subsidiaries) shall not consent to, abstain from consenting to, vote for, abstain from voting on or fail to exercise a veto right with respect to, any action of a Non-Controlled Subsidiary with respect to which the Company or any of its Subsidiaries (other than the Non-Controlled Subsidiaries) has a right provided by applicable Law, Contract or Organizational Document to consent to, vote for, or veto without the prior written consent of Buyer.

ARTICLE 7

COVENANTS OF BUYER AND PARENT

Buyer and Parent hereby covenant to the Company as follows:

7.1. Actions Before Closing. Buyer and Parent shall use their commercially reasonable efforts to, and Parent shall use its commercially reasonable efforts to cause Buyer to, perform and satisfy all conditions to their obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Buyer or Parent under this Agreement.

7.2. Consents, Approvals and Notifications. Buyer and Parent shall use all commercially reasonable efforts to obtain all Consents and approvals of all Governments, and all other Persons, required to be obtained by Buyer and Parent and provide notifications to all Persons required to be notified by Buyer and Parent to effect the transactions contemplated by this Agreement; provided, however, that nothing herein shall require Buyer or Parent to consent to divestitures or licenses of assets, supply or exchange agreements, hold separate agreements, or such other actions as may be required to obtain any and all necessary Consents, Orders, and approvals from Governments or courts. Buyer and Parent shall promptly take all actions as are reasonably requested by the Company to assist in obtaining the Bankruptcy Court’s entry of the Confirmation Order, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Parent’s employees and representatives available to testify before the Bankruptcy Court.

7.3. Delivery of Stock Payment and Cash Payment. Parent shall deliver to Buyer sufficient shares of Parent Common Stock and Parent Preferred Stock to make the Stock Payment when due and shall purchase a note from Buyer for a portion of the cash needed to make the Cash Payment, provided that such cash is available to Parent pursuant to the financing arrangements described in Exhibit K.

7.4. NYSE Listing. Parent shall use its commercially reasonable efforts, including making the appropriate filings prior to the Closing Date to effect the listing of the shares of Parent Common Stock to be issued pursuant to this Agreement or in connection with any stock redemption of the Parent Preferred Stock on the New York Stock Exchange.

7.5. Amendment to Revolving Credit Agreement. Parent shall enter into the amendment to its revolving credit facility contemplated by Section 10.3(f) as promptly as practicable but in any event within 120 days of the date of this Agreement.

7.6. Employees. Buyer and Parent shall treat the Company’s and Subsidiaries’ employees in the manner described in Exhibit L hereto. For purposes of the adjustments pursuant to Sections 2.4 and 2.6, any new severance benefits listed on Exhibit L will not decrease Closing Working Capital or increase Closing Senior Debt.

7.7. Financing.

(a) Parent shall immediately notify the Company (in no event later than 48 hours) in the event that any financing source that has provided a commitment letter to Parent or Buyer with respect to the financing of the transactions contemplated by this Agreement shall notify Parent or Buyer, orally or in writing, of (i) the termination or expiration of the commitment set forth in such commitment letter, (ii) such financing source’s decision or expectation not to fund thereunder or extend financing on the terms thereof or (iii) the change in or amendment or modification of any term of such commitment letter.

(b) Parent shall immediately notify the Company (in no event later than 48 hours) in the event that the lender under Parent’s revolving credit facility shall indicate orally or in writing its intention not to consent to the transactions contemplated by this Agreement.

7.8. Redemption. Parent shall endeavor in good faith to cause Parent’s shareholders to approve the redemption of the shares of Parent Preferred Stock delivered pursuant to this Agreement for shares of Parent Common Stock at the 2005 annual meeting. Once such approval is obtained, Parent shall, as promptly as practicable, effect such redemption.

ARTICLE 8

BANKRUPTCY PROCEDURES

8.1. Court Approval. As soon as possible after the date of this Agreement, but in no event more than forty-five (45) Business Days after the date hereof, the Company shall obtain an Order approving the Pre-Confirmation Protections from the Bankruptcy Court.

8.2. Disclosure Statement. The Company shall, no later than ten (10) days after the latter of the (i) entry of an Order by the Bankruptcy Court approving the Pre-Confirmation Protections and (ii) Buyer’s deposit of the earnest money in accordance with Section 2.2, prepare and file with the Bankruptcy Court: (A) a Disclosure Statement with respect to the Plan (the “Disclosure Statement”) and (B) the Plan. The Plan, any and all exhibits and attachments to the Plan, the Disclosure Statement and the Orders approving the same (including the Confirmation Order), to the extent any of the foregoing impact the transactions contemplated under this Agreement, shall be reasonably acceptable in form and substance to Buyer.

8.3. Cash Payment. The Company shall distribute the Available Cash and the Cash Payment delivered pursuant to Section 2.3(a)(i) in accordance with the Plan.

8.4. Parent Stock. The Plan shall provide that the issuance of shares of Parent Common Stock (including the Parent Common Stock issuable upon redemption of the Parent Preferred Stock) and Parent Preferred Stock and Parent Common Stock to the holders of Old Equity will be exempt from registration under Section 5 of the Securities Act, as provided in section 1145 of the Bankruptcy Code. The Plan shall also provide that any Company Creditor that is issued under the Plan an amount of Parent Common Stock equal to two percent (2%) or more of the Parent’s outstanding common stock (within the meaning of Rule 144 under the Securities Act) may not sell the stock received under the Plan in an amount more than one percent (1%) of the outstanding stock per quarter for the first two (2) years from the Closing other than in an underwritten public offering made pursuant to the registration rights agreement attached as Exhibit I.

8.5. Confirmation Order. The Confirmation Order shall provide, among other things, that (i) the Plan has been proposed in good faith and not by any means forbidden by Law, (ii) other than any claims under this Agreement or the agreements contemplated hereby, Buyer and its Affiliates, and its respective, members, partners, shareholders, officers, directors, representatives, agents and Buyer’s financing sources are released from any claims of any party related to the Company, its Subsidiaries, the Nitrogen Business or the Chapter 11 Cases, whether arising prior to or during the Chapter 11 Cases, (iii) Buyer and its Affiliates, and its respective members partners, shareholders, officers, directors, representatives, agents and Buyer’s financing sources have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy rules in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation and any other release provisions set forth in the Plan; provided, however, that such release provisions shall not release or otherwise apply to any claims created pursuant to and arising under this Agreement or agreements contemplated hereby, and (iv) all Persons are enjoined from commencing any action in violation of such release and exculpation provisions.

8.6. Timetable. The Company shall use commercially reasonable efforts to take such actions and cause any filings and actions to be taken by one or more of its Subsidiaries as applicable in compliance with the dates set forth in the timetable attached hereto as Exhibit M.

8.7. Negative Covenants. Prior to the Closing, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Buyer:

(a) seek or consent to the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or the appointment of a trustee or examiner with managerial powers under section 1104 of the Bankruptcy Code;

(b) consent to any relief from the automatic stay under section 362 of the Bankruptcy Code;

(c) file any plan of reorganization other than the Plan, file any material amendment to the Plan that shall impact the transactions contemplated under this Agreement, consent to the reduction of the exclusivity period under section 1121 of the Bankruptcy Code for the filing of a plan of reorganization (the “Exclusivity Period”) or fail timely to file motions seeking to obtain Orders of the Bankruptcy Court extending the Exclusivity Period;

(d) except as permitted under this Agreement, sell or abandon, or file any motion to sell or abandon, any of its assets or properties, other than sales in the Ordinary Course of Business or with respect to the transfer of the assets of any Transferred Subsidiaries;

(e) fail to comply with the covenants contained in any agreements governing the Senior Debt;

(f) commence or continue any claims or avoidance actions that the Company or any of its respective Affiliates may have against any active employee of, creditor of or other party to an existing Contract with the Company or any of its Subsidiaries, other than objections to claims filed by creditors in any of the Chapter 11 Cases and actions to enforce the rights of any of the Debtors under Section 365 of the Bankruptcy Code regarding executory contracts and unexpired leases made or taken following the fifth (5th) Business Day after notice of such objection or action has been delivered to Buyer; or

(g) authorize, or commit or agree to take, any of the foregoing actions.

8.8. Unrelated Contracts. On or by the effective date of the Plan, the Company shall have rejected, and cause its Subsidiaries to have rejected, in the Chapter 11 Cases all executory Contracts identified by Buyer pursuant to Section 8.12.

8.9. Assumption and Rejection. Subject to Section 8.12, the Company and Buyer shall cooperate in identifying which executory Contracts are to be assumed and rejected under the Plan. The Company or its Subsidiaries, as applicable, shall assume and reject such Contracts as directed by Buyer.

8.10. Capital Leases. Subject to Section 8.12, at Buyer’s direction, the Company or its Subsidiaries, as applicable, (i) shall file all requisite pleadings with the Bankruptcy Court, or any other applicable forum, to recharacterize any capital lease as a secured financing, (ii) agree, prior to the effectiveness of the Plan, to assume or reject any capital lease, in whole or in part, to the extent portions of such lease are severable, and (iii) agree to allow Buyer to participate in any negotiations with counterparties with respect to restructuring or recharacterizing the capital leases. The Confirmation Order shall provide that Buyer has standing to participate in any disputes regarding such capital leases.

8.11. Mutual Efforts. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including satisfaction, but not waiver, of the Closing conditions set forth in Article 10 and preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Government in order to consummate the transactions contemplated by this Agreement. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted), including by a private party, to prohibit the transactions contemplated by this Agreement (including such Government action that would cause a failure of the conditions set forth in Section 10.3(c)), the Company and Parent shall use their commercially reasonable efforts to avoid the institution of any such action or proceeding and to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement (it being understood that the foregoing obligation of the parties hereto will cease in the event a permanent decree, judgment, injunction or other order is issued or is in effect that is non-appealable and prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement). In exercising the foregoing, each of the Company and Parent shall cooperate and act as promptly as practicable.

8.12. Rejected Claims and Recharacterized Leases. Buyer shall not direct the Company to, and the Company shall not, reject any executory or other Contract, or seek to recharacterize any lease, unless Buyer pays additional cash and/or Parent Common Stock or Parent Preferred Stock so that the Company Creditors receive the same amount of consideration as they would have had such Contract not been rejected or such lease recharacterized and the Company Creditors shall receive such additional shares of the Parent Common Stock and Parent Preferred Stock so that they will not be diluted by the issuance thereof to the counterparties to the Contracts rejected or the leases recharacterized.

ARTICLE 9

REGULATORY MATTERS

Parent and Buyer hereby covenant to the Company, and the Company hereby covenants to Parent and Buyer, as follows:

9.1. Filings. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to (a) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable but in no event later than thirty (30) Business Days after the date hereof; (b) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act; and (c) cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable; provided, however, that nothing herein shall require Buyer or Parent to consent to divestitures or licenses of assets, supply or exchange agreements or hold separate agreements, or to take such other actions that are not commercially reasonable as otherwise may be required to obtain any and all necessary Consents, Orders, and approvals from Governments or courts.

9.2. Cooperation; Confidentiality Agreement. In connection with the efforts referenced in Section 9.1 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, each of the parties shall use commercially reasonable efforts to (a) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Government and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (c) permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with any Government or private party in connection with any proceeding relating to the transactions contemplated by this Agreement. The parties will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, Consents, Orders or approvals. “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other foreign or domestic Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

ARTICLE 10

CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

10.1. Conditions Precedent to Performance by the Company and Buyer. The respective obligations of the Company, on the one hand, and Buyer and Parent, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (other than the condition contained in Section 10.1(a), the satisfaction of which cannot be waived), on or prior to the Closing Date, of the following conditions:

(a) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and no Order staying, reversing, modifying or amending the Confirmation Order shall be in effect on the Closing Date and any applicable period to appeal such Confirmation Order shall have expired. All provisions, terms and conditions of this Agreement, with such changes as the parties hereto shall reasonably approve, shall be approved in the Confirmation Order.

(b) Effectiveness of Plan. The effective date of the Plan shall have occurred as of the Closing Date.

(c) Regulatory Approvals. The applicable waiting periods for the transactions contemplated under this Agreement under the HSR Act shall have expired or been terminated and any other Regulatory Approvals shall have been obtained.

(d) No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement, the Deposit Escrow Agreement, the Holdback Escrow Agreement or the Adjustment Escrow Agreement invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect.

10.2. Conditions Precedent to Performance by the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

(a) Representations and Warranties of Buyer and Parent. All representations and warranties made by Buyer and Parent in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects), in each case, as though made at and as of such time (or, if made as of a specific date, at and as of such date), and the Company shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Buyer and Parent to that effect.

(b) Performance of the Obligations of Buyer and Parent. Buyer and Parent shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement), and the Company shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Buyer and Parent to that effect.

(c) Buyer’s Deliveries. Buyer shall have delivered, and the Company shall have received, all of the items set forth in Section 3.3 of this Agreement.

10.3. Conditions Precedent to the Performance by Buyer and Parent. The obligations of Buyer and Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer and Parent in its sole discretion:

(a) Representations and Warranties of the Company. Subject to Section 10.4 of this Agreement, the representations and warranties made by the Company in Article 4 of this Agreement shall be true and correct in all material respects on and as of the Closing Date (except for (i) those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects and (ii) such failures to be true and correct that result from (A) actions by the Company permitted under Article 6 or (B) the transactions expressly contemplated by this Agreement), in each case as though made at and as of such time (or, if made as of a specific date, at and as of such date), and Buyer and Parent shall have received a certificate dated the Closing Date and signed by the President or a Vice President of the Company to that effect.

(b) Performance of the Obligations of the Company. The Company shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date and Buyer and Parent shall have received a certificate dated the Closing Date and signed by the President or a Vice President of the Company to that effect.

(c) MPC. (i) The Company shall have completely divested itself and its Subsidiaries of 100% of their interest in MPC without entering into any agreement to assume, retain, guarantee or indemnify any Person against or with respect to any material Liabilities of or associated with or arising from the assets and properties of MPC or the ownership thereof, (ii) all creditors of MPC and any other Person previously included on lists of Persons receiving court notices of activities in the Chapter 11 Cases shall have been included on lists of Persons for purposes of receiving notice of the Plan and notice of hearing thereon and (iii) the Confirmation Order shall have become final and shall provide that none of the Company or any of its Subsidiaries (other than MPC) shall have any material Liability for or associated with the assets or properties of MPC, in each case of clause (i) or (ii), other than to the extent any such Liabilities result in a reduction of the Purchase Price or are satisfied by amounts held in escrow under this Agreement.

(d) Company Debt and Cash. The remainder of (i) all amounts owed by the Company with respect to the Closing Senior Debt minus (ii) all cash and cash equivalents of the Company, all as of the Closing Date, shall not exceed the sum of $170,000,000 and (if positive) (A) the amount by which trade accounts receivable and finished goods inventory of the Company at closing exceed $42,000,000, less (B) any proceeds from the

Company’s sale of Mississippi Phosphates Corporation, plus (C) for each full month from the date hereof to the Closing Date, 1,500,000 times the amount by which the closing price of natural gas per MMBtu at Henry Hub for a particular month is greater than the New York Mercantile Exchange (NYMEX) forward price for the same month an Order approving the Pre-Confirmation Protections has been entered by the Bankruptcy Court.

(e) Funding. Buyer and Parent shall have received the financing contemplated in Exhibit K.

(f) Amended Credit Facility. Parent shall have received an amendment to its revolving credit facility which permits the transactions contemplated hereunder, including, but not limited to, the financing thereof.

(g) No Material Adverse Effect. Except as contemplated by this Agreement or by the matters identified in the schedules to this Agreement, there shall not be in existence on the Closing Date any state of facts that has had, or would reasonably be likely to have, any Material Adverse Effect.

(h) Financial Statements. The Company shall have delivered or made available to Parent copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2004 and the related audited consolidated statements of income and of cash flows of the Company and its Subsidiaries for the year then ended, (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2004 and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the three (3) month period then ended and (iii) any additional financial information pertaining to the Company and its Subsidiaries for periods ending on or prior to the date of this Agreement that Parent is required to include in its periodic reports filed pursuant to the Securities Exchange Act as a result of any amendments to Regulation S-X that shall become effective between the date of this Agreement and the Closing Date.

(i) Company Deliveries. The Company shall have delivered, and Buyer and Parent shall have received, all of the items set forth in Section 3.2 of this Agreement.

10.4. Determining a Failure of Condition.

(a) Notwithstanding anything in this Agreement to the contrary, the following facts, events, circumstances or Liabilities relating to or arising from or in connection with the same shall not constitute a breach of any representation or warranty made by the Company for purposes of Section 10.3(a) hereof and all references to the satisfaction of such condition in this Agreement:

(i) any claims, obligations or Liabilities discharged or eliminated pursuant to the Chapter 11 Cases, the Plan or the Confirmation Order; and

(ii) any Liabilities satisfied (or for which Buyer shall be compensated) through a purchase price adjustment which are otherwise reflected in the statements or calculation of Closing Working Capital or Closing Senior Debt delivered pursuant to Section 2.4 or 2.6, respectively.

(b) No fact, event or circumstance shall be considered a breach of any representation or warranty made by the Company hereunder for purposes of Section 10.3(a) hereof, unless such fact, event or circumstance shall reasonably be expected to result in any (i) actual loss or damage to any of the assets of the Company and its Subsidiaries used in the Nitrogen Business, (ii) any monetary Liabilities of the Company and its Subsidiaries or (iii) adverse effect on the Company’s future operating results.

ARTICLE 11

TERMINATION AND EFFECT OF TERMINATION

11.1. Right of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated only as provided in this Article 11. In the case of any such termination, the terminating party shall give notice to the other party specifying the provision pursuant to which the Agreement is being terminated.

11.2. Termination. This Agreement may be terminated at any time before Closing:

(a) by mutual written consent of the Company and Buyer;

(b) by Buyer or the Company, on any date that is more than 180 days after the date hereof (the “Termination Date”), if the Closing has not occurred on or before such date; provided, however, that neither Buyer nor the Company shall have the right to terminate this Agreement under this Section 11.2(b) if such party’s failure to fulfill any of its obligations under this Agreement is the reason that the Closing has not occurred on or before such date (a “Termination Date Event”);

(c) by Buyer, if there shall be a breach by the Company of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.3 and which breach cannot be cured or has not been cured by the earlier of (A) 20 Business Days after the giving of written notice by Buyer to the Company of such breach and (B) the Termination Date (a “Company Breach Termination Event”);

(d) by the Company, if there shall be a breach by Buyer or Parent of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.2 and which breach cannot be cured or has not been cured by the earlier of (A) 20 Business Days after the giving of written notice by the Company to Buyer and Parent of such breach and (B) Termination Date (a “Buyer Breach Termination Event”);

(e) by Buyer or the Company if the Standalone Transaction has closed;

(f) by either Buyer or the Company, immediately upon an Order becoming final and non-appealable that declares this Agreement, the Deposit Escrow Agreement,

the Holdback Escrow Agreement or the Adjustment Escrow Agreement invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or thereby (a “Termination Order”); provided, however, that neither the Company nor Buyer shall have the right to terminate this Agreement pursuant to this Section 11.2(f) if such party or any of its Affiliates has sought entry of, or has failed to use all commercially reasonable efforts to oppose entry of, such Termination Order;

(g) by Buyer if the Company has not obtained the Order of the Bankruptcy Court contemplated by Section 8.1 hereof approving the Pre-Confirmation Protections within forty-five (45) Business Days after the date hereof; or

(h) by the Company, in order to enter into any agreement concerning or to consummate a Superior Proposal.

11.3. Effect of Failure of Conditions to Closing; Break-Up Fee.

(a) If this Agreement is terminated by the Company pursuant to Section 11.2(d) as a result of a Buyer Breach Termination Event, then the Company shall as an exclusive remedy be entitled to retain the Deposit or draw the full amount under the Letter of Credit as liquidated damages and, notwithstanding any provision in this Agreement to the contrary, shall not be entitled to seek any other remedies conferred hereby, or by law or equity upon such party, and none of the Company, its Subsidiaries and Non-Controlled Subsidiaries, Buyer or any of its respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement.

(b) If this Agreement is terminated for any reason other than a Buyer Breach Termination Event: (i) the Deposit, together with any interest accrued thereon less any fees and expenses of the Escrow Agent, shall be returned to Buyer or the Letter of Credit shall be released, as applicable, (ii) this Agreement shall become null and void and have no effect (other than Article 11 and Article 12, which shall survive termination), and (iii) except as provided in this Section 11.3, none of the Company or its Subsidiaries, nor Buyer or any of its respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement.

(c) If this Agreement is terminated by (i) Buyer pursuant to Section 11.2(c) as a result of a Company Breach Termination Event (other than under Section 8.1) resulting from a Material Adverse Effect or by the Company pursuant to Section 11.2(h) in connection with a Superior Proposal, then the Company will promptly pay to Buyer in immediately available funds a cash fee equal to $8,400,000 (the “Break-Up Fee”).

(d) If this Agreement is terminated by Buyer pursuant to Section 11.2(c) as a result of a Company Breach Termination Event (other than Section 8.1), then, subject to Section 11.3(j), the Company will promptly reimburse Buyer for all Transaction Expenses up to $2,000,000. If this Agreement is terminated by the Company pursuant to Section 11.2(h) in connection with a Superior Proposal, then Section 11.3(j), the Company will promptly reimburse Buyer for all Transaction Expenses up to $4,000,000.

(e) Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated pursuant to Section 11.2(b), and at the time of such termination there did not exist a failure by the Company to fulfill its obligations under Section 6.1, then the Company shall have no obligation to pay a Break-Up Fee to Parent or Buyer or reimburse any Transaction Expenses.

(f) In the event the Agreement is terminated by Buyer pursuant to Section 11.2(c) as a result of a failure by the Company to satisfy the condition specified in Section 10.3(c) despite the Company’s commercially reasonable efforts, then the Company shall have no obligation to pay a Break-Up Fee to Parent or Buyer or reimburse any Transaction Expenses.

(g) Notwithstanding anything herein to the contrary, in the event Buyer or Parent shall become obligated to pay or has paid any fees or expenses to any financing source that shall fail to provide such financing for any reason other than the Company’s breach of this Agreement, the Company shall have no obligation hereunder to reimburse Buyer or Parent, and the term “Transaction Expenses” shall not be read to include such fees and/or expenses.

(h) In the event the Closing does not occur and the Company pays the Transaction Expenses pursuant to Section 11.3(d), and the Break-Up Fee pursuant to Section 11.3(c), if applicable, the availability of such remedy shall serve as the exclusive remedy available to Parent and Buyer for breach of this Agreement by the Company and, notwithstanding any provision in this Agreement to the contrary, Buyer and Parent shall not be entitled to seek any other remedies conferred hereby, or by law or equity upon such party, and none of the Company or its Subsidiaries shall have any liability or obligation arising under or in connection with this Agreement.

(i) The Company’s obligation to pay the Break-Up Fee and Transaction Expenses shall survive termination of this Agreement and shall constitute an administrative expense of the Company under section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

(j) For avoidance of doubt, the parties agree that the Company, Buyer and Parent shall have no liability to the others if the Agreement is terminated by Buyer because the Company shall not have obtained an Order approving the Pre-Confirmation Protections from the Bankruptcy Court.

ARTICLE 12

MISCELLANEOUS

12.1. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect;

provided, however, Buyer may assign its rights (but not its or Parent’s obligations) under this Agreement to a Permitted Assignee and Buyer or any Permitted Assignee may assign its rights hereunder to Buyer’s financing sources for purposes of collateral security. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

12.2. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code. For so long as the Company is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After the Company is no longer subject to the jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Delaware sitting in Delaware or of the United States for the State of Delaware, and by execution and delivery of this Agreement, each of the parties consents to the non-exclusive jurisdiction of those courts. Each of the parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.

12.3. Indemnification. Subject to Section 12.4, at the end of the Holdback Period, Buyer will calculate the amount of any actual or reasonably anticipated out-of-pocket losses, Liabilities, obligations, damages, costs and expenses arising or resulting from any breach by the Company of its representations, warranties or covenants in this Agreement and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees, incident to the foregoing (individually, a “Post-Closing Loss” and collectively, “Post-Closing Losses”). Within five (5) Business Days after the last day of the Holdback Period, Buyer shall (i) provide to the OCC a detailed schedule of such Post-Closing Losses and a description of the facts and circumstances pursuant to which Buyer asserts that it is entitled to recourse from the Holdback Amount pursuant to this Agreement and (ii) direct the Holdback Escrow Agent to release to Distribution Agent for distribution to the Company Creditors the Parent Common Stock and Parent Preferred Stock (or redemption proceeds) which is in excess of the amount which would have an aggregate value, determined in the manner specified in Section 2.3(a)(iii), equal to such estimated Post-Closing Losses based on the liquidation preference of the Parent Preferred Stock and the Closing Share Price of Parent Common Stock. Buyer shall also provide any reasonable supporting documentation requested by the OCC to facilitate its review of such schedule. The OCC shall have twenty (20) business days to review such schedule, description and supporting documentation and provide written notice of any objections to any Post-Closing Loss (or the basis therefore or calculation thereof) set forth therein. If Buyer and the OCC cannot agree on the amount of any such Post-Closing Loss, the calculation thereof shall be subject to arbitration in accordance with the Arbitration Procedures. Within five (5) Business Days of such determination of the Post-Closing Losses, Buyer shall advise the Holdback Escrow Agent of the amount of Post-Closing Losses and the Holdback Escrow Agent shall release to Buyer such amount of Parent Preferred Stock (or redemption proceeds), and to the extent necessary, Parent Common Stock in the manner specified in

Section 2.3(a)(iii), with an aggregate value equal to such Post-Closing Losses based on the liquidation preference of the Parent Preferred Stock and the Closing Share Price of Parent Common Stock. The remainder of the Holdback Amount, if any, shall simultaneously be released to the Distributing Agent for the Company Creditors in accordance with the Holdback Escrow Agreement.

12.4. Limitation on Indemnification. Buyer shall not claim any Post-Closing Losses pursuant to Section 12.3 unless and to the extent the aggregate amount of such Post-Closing Losses exceeds $2,000,000 in the aggregate; provided that the foregoing limitation shall not apply to any Post-Closing Loss arising from, or related to, a breach of any covenant of the Company. Whether or not the Closing shall occur, other than against the Holdback Amount pursuant to Section 12.3 hereof, neither Parent nor Buyer shall have any recourse against any stockholder, creditor, employee, agent, officer or director of the Company or against the OCC or its members or agents. In the event the Closing shall occur, Buyer’s sole and exclusive remedy for any breach of this Agreement shall be by recourse to the Holdback Amount pursuant to Section 12.3.

12.5. Notification of Certain Matters. Each of the Company and Buyer and Parent shall give reasonably prompt notice to the other party of (i) the occurrence or non-occurrence, of any event the occurrence or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate, in any material respect, or (y) any covenant, condition or agreement contained in this Agreement not be complied with or satisfied, in any material respect; and (ii) any failure or inability of such party to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

12.6. Mutual Drafting. This Agreement is the result of the joint efforts of Buyer, Parent and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

12.7. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

12.8. Broker’s and Finder’s Fees. Each of the parties represents and warrants that no broker or finder in connection with any of the transactions contemplated by this Agreement shall be entitled to receive any fees or expenses from any other party, the fees and expenses of whom shall, as between the parties hereto, be the responsibility of the other party.

12.9. Further Assurances. Parent, Buyer and the Company shall cooperate in effecting the closing of the transactions contemplated by this Agreement. In furtherance of the foregoing, upon the Buyer or Parent’s request, the Company shall, at the Closing, execute and deliver such documents as are necessary or desirable to effect the transfer of one or more assets of the Company directly to Buyer, Parent or any of Parent’s subsidiaries; provided, however, that such transfers shall not result in any adjustments to the Purchase Price, whether under Sections 2.4, 2.5, 2.6 or otherwise.

12.10. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

12.11. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:

Mississippi Chemical Corporation

3622 Highway 49 East

P.O. Box 388

Yazoo City, Mississippi 39194

Attention: John Flynt, Esq.

Facsimile: (662) 746-9158

Copy to:

Phelps Dunbar LLP

111 East Capital, Suite 600

Jackson, Mississippi 39201-2122

Attention: James W. O’Mara

      Douglas C. Noble

Facsimile: (601) 360-9777

and to:

Vinson & Elkins LLP

3700 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

Attention: Alan Bogdanow

Facsimile: (214) 999-7857

If to Parent or Buyer:

Terra Industries Inc.

600 Fourth Street

P. O. Box 6000

Sioux City, Iowa 51102-6000

Attention: Mark A. Kalafut, Esq.

Facsimile: (712) 233-5586

Copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601-6636

Attention: Carter W. Emerson, P.C.

      Gerald T. Nowak

Facsimile: (312) 861-2200

A copy of each notice or other communication delivered under this Agreement, shall be provided to the OCC by the party giving such notice to the following address:

Official Committee of Unsecured Creditors

c/o Orrick, Herrington & Sutcliffe LLP

666 Fifth Avenue

New York, New York 10103

Attention: Thomas L. Kent

Facsimile: (212) 506-5151

Any party may change its address for the purpose of this Section 12.11 by giving the other party written notice of its new address in the manner set forth above.

12.12. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. Notwithstanding the foregoing, no amendment of any provision and no waiver by the Company of any provision shall be effective without the consent of the OCC.

12.13. Public Announcements. No party shall make any press release or public announcement (including announcements to employees, customers or suppliers) concerning the transactions contemplated by this Agreement without the prior written approval of the other parties, unless a press release or public announcement is required by Law or Order of the Bankruptcy Court. If any such announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing party shall give the nondisclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure. The parties acknowledge that the Company shall file this Agreement and other related pleadings with the Bankruptcy Court in connection with obtaining the Confirmation Order and the Order approving the Pre-Confirmation Protections.

12.14. Employee and Customer Announcements. The Company and Buyer shall agree on a communications plan prior to any announcement of this Agreement to any of the Company’s customers or employees (other than those employees involved in the sale process).

12.15. Entire Agreement. This Agreement, the Confidentiality Agreement, the Deposit Escrow Agreement, the Holdback Escrow Agreement and the Adjustment Escrow Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules and exhibits hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

12.16. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Company, on the one hand, and Buyer and Parent on the other hand, and their respective successors and permitted assigns and in case of any provision naming the OCC or the Company Creditors, the OCC and the members thereof. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company, Buyer or Parent. No provision of this Agreement shall give any third Persons any right of subrogation or action over or against the Company, Buyer or Parent. Without limiting the foregoing, the parties agree that the OCC and its members are third party beneficiaries to Sections 2.1, 2.3 through 2.7, 3.2, 3.3, 5.1 through 5.12, 7.1 through 7.8, 8.3, 8.4, 8.12, 11.1 through 11.3, 12.3, 12.4, 12.11, 12.12 and this Section 12.16.

12.17. Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.18. Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement as a whole and not to any other particular Article, Section or other subdivision, (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (v) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive, and (vi) “or” is not exclusive.

12.19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

(Signatures are on the following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MISSISSIPPI CHEMICAL CORPORATION

By:	/s/ Coley L. Bailey
Name:	Coley L. Bailey
Title:	Chief Executive Officer

TERRA INDUSTRIES INC.

By:	/s/ Michael L. Bennett
Name:	Michael L. Bennett
Title:	President and Chief Executive Officer

MISSCHEM ACQUISITION INC.

By:	/s/ Michael L. Bennett
Name:	Michael L. Bennett
Title:	President and Chief Executive Officer